Exhibit 99.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
DELTA MILLS, INC., et al.,[1]	)	Case No. 06-11144 (CSS)
)
Debtors.	)	Jointly Administered
)

JOINT PLAN OF LIQUIDATION PROPOSED BY
DELTA MILLS, INC., DELTA WOODSIDE INDUSTRIES, INC.,
AND DELTA MILLS MARKETING, INC.

Dated: April 30, 2007

MORRIS, NICHOLS, ARSHT & TUNNELL, LLP
Robert J. Dehney (No. 3578)
Gregory T. Donilon (No. 4244)
Margaret E. Juliano (No. 4722)
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
(302) 658-9200

and

RAYBURN COOPER & DURHAM, P.A.
C. Richard Rayburn, Jr.
John R. Miller, Jr.
Shelley K. Abel
Suite 1200, The Carillon
227 West Trade Street
Charlotte, NC 28202
(704) 334-0891

Co-Counsel to the Debtors and Debtors in Possession

1  These jointly administered cases are those of the following debtors: Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc.

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW	1

1.1. Definitions	1
1.2. Rules of Interpretation, Computation of Time and Governing Law	12

ARTICLE 2. SUMMARY OF THIS PLAN	13

ARTICLE 3. CLASSIFICATION OF CLAIMS AND INTERESTS	14

3.1. Class 1 - GMAC Claims	14
3.2. Class 2 - General Secured Claims	14
3.3. Class 3 - Priority Claims	14
3.4. Class 4 - Reclamation Claims	14
3.5. Class 5 - Convenience Claims	14
3.6. Class 6 - General Unsecured Claims	15
3.7. Class 7 - Equity Interests	15
3.8. Elimination of Classes	15

ARTICLE 4. TREATMENT OF UNIMPAIRED CLAIMS AND CLASSES	15

4.1. Administrative Claims	15
4.2. Class 1 - GMAC Claims	15
4.3. Class 2 - General Secured Claims	16
4.4. Class 3 - Priority Claims	16
4.5. Class 4 - Reclamation Claims	16

ARTICLE 5. TREATMENT OF IMPAIRED CLASSES	16

5.1. Class 5 - Convenience Claims	16
5.2. Class 6 - General Unsecured Claims	17
5.3. Class 7 - Equity Interests	17

ARTICLE 6. IMPLEMENTATION OF THIS PLAN	17

6.1. Merger of the Debtors	17
6.2. Liquidation of Residual Assets	17
6.3. Collection of Accounts Receivable	18
6.4. Designated Officers	18
6.5. Unclaimed Property	23
6.6. Sale Free and Clear of Liens	23
6.7. Transfer Taxes	23
6.8. Avoidance Actions and Causes of Action	23
6.9. Effective Date	23
6.10. Records	23
6.11. Resignation of Directors and Officers	24

ARTICLE 7. FUNDING AND DISBURSEMENTS	24

7.1. No Disbursing Agent	24
7.2. Reserves - Payment of Disputed Claims	24
7.3. Cash Payments	24
7.4. Sources of Cash for Plan Distributions	25
7.5. Distribution for Allowed Claims	25
7.6. Distributions by the Merged Debtors	25
7.7. Fractional Dollars: De Minimis Distributions, Residual Assets	25
7.8. Full and Final Satisfaction	26
7.9. Allocation of Plan Distributions Between Principal and Interest	26

i

ARTICLE 8. EXECUTORY CONTRACTS AND UNEXPIRED LEASES	26

ARTICLE 9. MERGED DEBTORS’ CONTINUED EXISTENCE AFTER CONFIRMATION	27

9.1. Wind-Up of Affairs	27

ARTICLE 10. RESOLUTION OF CLAIMS AND INTERESTS	27

10.1. Bar Dates	27
10.2. Failure to File Proof of Claim	28
10.3. Objections to Claims	28
10.4. Claims Objection Deadlines	28
10.5. Disputed Claims	28

ARTICLE 11. THE CREDITORS’ COMMITTEE	29

11.1. Dissolution of Creditors’ Committee	29

ARTICLE 12. VESTING OF ASSETS	29

ARTICLE 13. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF PLAN	29

13.1. Conditions to Confirmation	29
13.2. Conditions to Effective Date	29
13.3. Waiver of Conditions	30

ARTICLE 14. EFFECT OF PLAN CONFIRMATION	30

14.1. Binding Effect	30
14.2. Avoidance Actions and Other Causes of Action	30
14.3. Exculpation and Limitation of Liability	30
14.4. Injunction	31
14.5. Releases by Debtors	31
14.6. Releases by Certain Holders of Claims	31
14.7. Substantial Contribution of Debtors’ Officers	32
14.8. Senior Notes and Indenture	32

ARTICLE 15. MISCELLANEOUS	32

15.1. Payment of U.S. Trustee’s Fees	32
15.2. No Admission Against Interest	33
15.3. Post-Confirmation Notice	33
15.4. Plan Modification	33
15.5. Revocation, Withdrawal or Non-Consummation	33
15.6. Setoff Against Claims	33
15.7. Further Action	34
15.8. Professional Fee Claim Bar Date	34
15.9. Severability of Plan Provisions	34
15.10. Cramdown	34

ARTICLE 16. RETENTION OF JURISDICTION	34

REQUEST FOR CONFIRMATION	36

ii

 INTRODUCTION

Delta Mills, Inc. (“Delta Mills”), Delta Woodside Industries, Inc. (“DLWI”), and Delta Mills Marketing, Inc. (“Marketing” and, collectively with Delta Mills and DLWI, the “Debtors”), hereby propose the following Joint Plan of Liquidation Proposed by Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc. (as amended, modified or supplemented, the “Plan”), to their Creditors and Interest holders. The Debtors’ Chapter 11 Cases have been jointly administered pursuant to the Order Authorizing Joint Administration of Related Cases (D.I. 18), dated October 13, 2006.

The Debtors have, as of the date of the filing of this Plan, filed a proposed Disclosure Statement Regarding Joint Plan of Liquidation Proposed by Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc., dated April 30, 2007 (as amended, modified or supplemented, the “Disclosure Statement”), which contains a discussion of the Debtors’ history and business and a summary and description of the Plan. All Creditors entitled to vote on the Plan should review the Disclosure Statement before voting to accept or reject the Plan. In addition, there are other agreements and documents that have been filed that are referenced in the Plan and/or the Disclosure Statement and that are available for review. No solicitation materials, other than the Disclosure Statement and related materials transmitted therewith and approved by the Bankruptcy Court, have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.

The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan as set forth in Sections 15.4 and 15.5 of the Plan.

ARTICLE 1.

DEFINITIONS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

1.1. Definitions.

1.1.1. Ad Hoc Committee means the unofficial and ad hoc committee comprised of certain holders of Senior Notes that functioned for some time prior to the Petition Date and engaged in substantial negotiations with the Debtors and GMAC.

1.1.2. Administrative Claim means any Claim, timely filed or, by Final Order or the express provisions of this Plan, deemed to be timely filed before the applicable Bar Date, for payment of an administrative expense of a kind specified in sections 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries, and commissions for services rendered after the Petition Date; (b) any Claims entitled to treatment as an administrative expense based upon sections 546(c) and 503(b)(9) of the Bankruptcy Code; (c) any Claims arising from cure costs associated with the assumption and assignment, if any, of executory contracts and unexpired leases pursuant to section 365 of the Bankruptcy Code; and (d) any fees or charges assessed against the Estates under chapter 123 of title 28 of the United States Code.

1.1.3. Administrative Claim Reserve means the reserve established and maintained pursuant to the Plan and the Confirmation Order to pay (i) Administrative Claims and Professional Fee Claims that are not Allowed Claims on the Effective Date and (ii) projected expenses as set forth in the Liquidation Analysis. The Merged Debtors may establish the Administrative Claim Reserve upon the availability of funds (and, if necessary, subsequently increase the Administrative Claim Reserve upon request to and approval of the Bankruptcy Court) by reserving the estimated amount, based upon the good faith estimate of the Debtors or the Merged Debtors, of all (i) Administrative Claims and Professional Fee Claims that are not Allowed Claims on the Effective Date and (ii) projected expenses (a) as set forth in the Liquidation Analysis or (b) as may be approved by the Bankruptcy Court. Without further Order, and in the sole discretion of the Merged Debtors, the Merged Debtors may, from time to time, eliminate any portion of the Administrative Claim Reserve attributable to any Administrative Claim or other projected expense.

1.1.4. Allowed or Allowed Claim means, with respect to any Claim (including any Administrative Claim), (a) any Claim against any of the Debtors, proof of which was filed prior to the applicable Bar Date (i) as to which no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed prior to the Claims Objection Deadline, and as to which no action has been commenced to avoid such Claim within the applicable period of limitation fixed by the Plan (to the extent such an action is not otherwise waived herein), or (ii) as to which an objection has been interposed, to the extent such Claim has been Allowed (whether in whole or in part) by a Final Order, (b) if no proof of Claim was so filed, any Claim against the Debtors that has been listed by the Debtors in their Schedules, as such Schedules were or may be amended from time to time in accordance with Bankruptcy Rule 1009 prior to the closing of the Chapter 11 Cases, as liquidated in amount and not disputed or contingent (or as to which any applicable proof of Claim has been withdrawn or disallowed) and not objected to by the Debtors or the Merged Debtors, (c) any Claim allowed under or pursuant to the terms of the Plan, or (d) any Claim to the extent that it has been allowed by a Final Order.

1.1.5. Allowed Amount means, with respect to a particular Claim, (a) if the holder of such Claim has not filed a proof of Claim by the Bar Date, the Scheduled Claim Amount if such Claim was scheduled as liquidated in an amount that was not disputed or contingent; (b) if the holder of such Claim has filed a proof of Claim as prescribed by the Bar Date Orders, (i) the amount stated in such proof of Claim if no objection to or motion pursuant to section 502(c)(1) of the Bankruptcy Code for estimation of such proof of Claim has been interposed prior to the Claims Objection Deadline; or (ii) such amount as shall be fixed, or estimated, as the case may be, by a Final Order if an objection to or motion pursuant to section 502(c)(1) of the Bankruptcy Code for estimation of such proof of Claim has been interposed prior to the Claims Objection Deadline; or (c) with respect to an Administrative Claim, the amount of such Claim or such amount as shall be fixed by a Final Order. “Allowed Amount” shall not include (y) any non-compensatory penalties, fines, exemplary damages, multiple damages, treble damages, or any other claims or obligations that do not compensate for actual losses incurred or (z) any other amounts not allowable under the Bankruptcy Code or applicable law.

1.1.6. Asset Purchase Agreement Between Delta Mills and Fox means that certain asset purchase agreement by and between Delta Mills and Michael Fox International, Inc., dated as of December 12, 2006, as amended and as may be subsequently amended, and as approved by a Pre-Confirmation Sale Order.

1.1.7. Asset Purchase Agreement Between Delta Mills and Greystone means that certain asset purchase agreement by and between Delta Mills and Greystone Private Equity LLC, dated as of December 4, 2006, as may be subsequently amended, and as approved by a Pre-Confirmation Sale Order.

1.1.8. Asset Purchase Agreement Between Delta Mills and Schwarz means that certain asset purchase agreement by and between Delta Mills and Schwarz Properties, LLC, dated as of December 4, 2006, as amended and as may be subsequently amended, and as approved by a Pre-Confirmation Sale Order.

1.1.9. Assets means any and all right, title, and interest of any of the Debtors in and to property of whatever type or nature, including, without limitation, any real estate, buildings, structures, improvements, privileges, rights, easements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, chattel paper, cash, deposit accounts, reserves, deposits, contractual rights, intellectual property rights, Claims, Causes of Action and any other general intangibles of any of the Debtors, as the case may be, including, without limitation, property of the Estates, as defined in section 541 of the Bankruptcy Code.

1.1.10. Avoidance Action means any Cause of Action to avoid or recover a transfer of property of any of the Estates or an interest of any of the Debtors in property, including, without limitation, actions arising under sections 506, 510, 541, 542, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other applicable federal or common law, including fraudulent transfers, whether or not litigation has been commenced with respect to such Causes of Action as of the Effective Date.

1.1.11. Bankruptcy Code means sections 101, et seq., of title 11 of the United States Code, as now in effect or hereafter amended.

1.1.12. Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or such other Court that may have jurisdiction over the Chapter 11 Cases, including any United States District Court that may withdraw the statutory reference of the Debtors’ Chapter 11 Cases or any related proceedings pursuant to section 157(d) of title 28 of the United States Code.

1.1.13. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure prescribed pursuant to section 2075 of title 28 of the United States Code, as amended from time to time, including the local rules of the Bankruptcy Court, all as now in effect or hereafter amended.

1.1.14. Bar Date(s) means the date by which a proof of Claim or request for payment of Administrative Claim must be filed. The various Bar Dates are described in greater detail in Section 10.1 of this Plan.

1.1.15. Bar Date Orders means the First Bar Date Order (as defined herein), the Second Bar Date Order (as defined herein), and any other Order establishing a date by which a proof of Claim or request for payment of Administrative Claim must be filed.

1.1.16. Bidding Procedures means those procedures attached hereto as Exhibit A, pursuant to which the Debtors or the Merged Debtors will sell the Residual Assets, other than those Residual Assets that may be sold pursuant to the Miscellaneous Asset Sales Procedures, after the Effective Date.

1.1.17. Business Day means any day except Saturday, Sunday, or other day on which commercial banks in Wilmington, Delaware, are authorized by law to close.

1.1.18. Cash means cash and cash equivalents, including, but not limited, to bank deposits, wire funds, checks and legal tender of the United States.

1.1.19. Causes of Action means any and all actions, proceedings, accounts, controversies, agreements, promises, claims, and rights of each Debtor and its Estate including, without limitation, rights to payment or claims, defenses, offsets, recoupments, actions in law or equity or other causes of action, choses in action, suits, damages, rights to legal or equitable remedies, judgments, third-party claims, counterclaims and cross claims, including, without limitation all Avoidance Actions, and all possible actions whether or not described in the Disclosure Statement or the Schedules and whether arising under the Bankruptcy Code or federal, state or common law, including, without limitation, such matters which constitute property of any Estate within the meaning of section 541 of the Bankruptcy Code, but all regardless of whether any of the foregoing matters are subject to pending litigation or proceedings at the Effective Date or are brought after such date.

1.1.20. Chapter 11 Case(s) means, individually or collectively, the chapter 11 case of each Debtor, bearing the case numbers 06-11144, 06-11146, and 06-11147, all of which are pending before the United States Bankruptcy Court for the District of Delaware.

1.1.21. Chief Designated Officer means that Designated Officer (as defined herein) having, after the Effective Date, ultimate responsibility and authority among the Designated Officers as they approve corporate actions on behalf of the Debtors or the Merged Debtors. The Chief Designated Officer shall be Leon Szlezinger.

1.1.22. Claim means a claim, as defined in section 101(5) of the Bankruptcy Code.

1.1.23. Claims Objection Deadline(s) means the last date or dates for filing objections to Claims. The various Claims Objection Deadlines are described in greater detail in Section 10.4 of this Plan.

1.1.24. Class means a group of Claims or Interests that are substantially similar to each other within the meaning of the Bankruptcy Code, as classified pursuant to Article 3 of this Plan.

1.1.25. Collateral means any property or interest in property in any of the Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state laws.

1.1.26. Common Stock means shares of common stock of Delta Mills, DLWI, and Marketing issued and outstanding as of immediately prior to the Effective Date, together with any options, warrants, or rights, contractual or otherwise, to acquire or receive any such stock.

1.1.27. Confirmation means entry by the Bankruptcy Court of the Confirmation Order.

1.1.28. Confirmation Date means the date of entry on the docket by the Bankruptcy Court of the Confirmation Order.

1.1.29. Confirmation Hearing means the hearing to consider the confirmation of the Plan under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.1.30. Confirmation Order means the Order confirming this Plan in accordance with chapter 11 of the Bankruptcy Code.

1.1.31. Convenience Claim means an Allowed Class 5 - Convenience Claim.

1.1.32. Creditor means a creditor as defined in section 101(10) of the Bankruptcy Code.

1.1.33. Creditors’ Committee means the Official Committee of Unsecured Creditors consisting of the Persons appointed to such committee in the Chapter 11 Cases under section 1102(a) of the Bankruptcy Code and their appointed successors.

1.1.34. DLWI means Delta Woodside Industries, Inc., debtor and debtor-in-possession.

1.1.35. Debtor(s) means, individually or collectively, Delta Mills, DLWI and Marketing, which filed petitions under chapter 11 of the Bankruptcy Code on the Petition Date and are operating as debtors and debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code.

1.1.36. Delta Mills means Delta Mills, Inc., debtor and debtor-in-possession.

1.1.37. Delaware Corporate Code means sections 101, et seq., of title 8 of the Delaware Code, as now in effect or hereafter amended.

1.1.38. Designated Officer means the Person or Persons, including without limitation the Chief Designated Officer, who have been appointed by the Bankruptcy Court, in the Confirmation Order or other Order, to exercise the power and authority and to take corporate action on behalf of the Debtors or the Merged Debtors, with like effect as if exercised and taken by unanimous action of the directors and stockholders of any Debtor, as provided under section 303 of the Delaware Corporate Code and set forth more fully in Section 6.4 of the Plan.

1.1.39. Disallowed or Disallowed Claim means a Claim or any portion thereof that (a) has been disallowed by a Final Order, (b) is scheduled at zero or as contingent, disputed or unliquidated and as to which no Proof of Claim has been timely filed pursuant to the Bar Date Orders or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or (c) is not scheduled by the Debtors in the Schedules and as to which (i) no Proof of Claim has been timely filed pursuant to the Bar Date Orders or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order, and (ii) no request for payment of an Administrative Claim or Professional Fee Claim has been timely filed by the applicable deadline pursuant to the Plan or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order.

1.1.40. Disclosure Statement means the Disclosure Statement Regarding the Joint Plan of Liquidation Proposed by Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc., dated April 30, 2007, as may be amended, modified, or supplemented.

1.1.41. Disputed or Disputed Claim means that portion (including, when appropriate, the whole) of a Claim that is not an Allowed Claim or Disallowed Claim. For the purposes of the Plan, a Claim shall be considered a Disputed Claim if (a) such Claim is the subject of an objection filed in the Bankruptcy Court and such objection has not been withdrawn by the Debtors or the Merged Debtors or allowed or overruled by a Final Order or (b) a Cause of Action against the holder of such Claim, including but not limited to an Avoidance Action, (i) is preserved as listed on Exhibit C (and as set forth in Section 14.2 in greater detail) and has not been abandoned by the Merged Debtors in their sole discretion or resolved by a Final Order or (ii) has been commenced and such commenced Cause of Action has not been resolved by a Final Order or voluntarily dismissed by the Merged Debtors in their sole discretion.

1.1.42. Disputed Claims Reserve means the reserve established and maintained pursuant to the terms of this Plan and the Confirmation Order which, on the Effective Date, shall contain the amount of Cash or other property that would otherwise be estimated for distribution to holders of (a) Disputed Claims or contingent Claims, if such Claims had been undisputed or noncontingent Claims on the Effective Date, pending (i) the allowance of such Claims, (ii) the estimation of such Claims for purposes of distribution or (iii) the realization of the contingencies, and (b) unliquidated Claims, if such Claims had been liquidated on the Effective Date, such amount to be estimated by the Bankruptcy Court for distribution purposes or set, in absence of such estimation, by the Debtors or the Merged Debtors as estimated in good faith to be sufficient to satisfy such unliquidated Claims upon such Claims’ (x) allowance, (y) estimation for purposes of distribution, or (z) liquidation, pending the occurrence of such estimation, allowance, or liquidation.

1.1.43. Distribution Date means any date on which distributions are to be made pursuant to the terms of the Plan and the Confirmation Order.

1.1.44. Distribution Percentage means the percentage of the Allowed Amount of a holder’s Allowed Claim that is distributed to such holder in accordance with this Plan and the Confirmation Order.

1.1.45. Effective Date means that date which is the first Business Day at least ten (10) days after the Confirmation Date on which each condition set forth in Article 13 of the Plan has been satisfied or waived as set forth therein.

1.1.46. Entity means an entity as defined in section 101(15) of the Bankruptcy Code.

1.1.47. Estate(s) means, individually or collectively, the relevant estate of each Debtor created by section 541 of the Bankruptcy Code upon commencement of the Chapter 11 Cases.

1.1.48. Exculpated Person means (i) any Professional retained pursuant to an Order by the Debtors in these cases, including, without limitation, Morris, Nichols, Arsht & Tunnell LLP, Rayburn Cooper & Durham, PA, Wyche Burgess Freeman & Parham, PA, FTI Consulting, Inc., and Soles Brower Smith & Co., and all of their respective agents, shareholders, members, employees, representatives, officers and directors; (ii) the current or former members of the Creditors’ Committee, each in their capacities as such, and all Professionals retained by the Creditors’ Committee, including Stroock & Stroock & Lavan, LLP, Cozen O’Connor, and Mesirow Financial Consulting, LLC, and all of their respective agents, shareholders, employees, representatives, officers and directors; (iii) the former members of the Ad Hoc Committee, each in their capacities as such, and all Professionals retained by the Ad Hoc Committee, including Stroock & Stroock & Lavan, LLP; and (iv) the current and former officers, directors and employees of any of the Debtors.

1.1.49. Executory Contract means any executory contract or unexpired lease subject to section 365 of the Bankruptcy Code, between any of the Debtors and any other Person.

1.1.50. Final Decree means the Order entered pursuant to section 350 of the Bankruptcy Code, Bankruptcy Rule 3022, and local Bankruptcy Rule 5009-1 closing the Chapter 11 Cases.

1.1.51. Final DIP Agreement means that certain Ratification and Amendment Agreement by and between GMAC and Delta Mills, as guaranteed by Marketing, as may have been or may be subsequently amended, which was approved by the Bankruptcy Court’s Final Order (a) Authorizing Debtors to Obtain Interim Post-Petition Financing and Grant Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 364(c); (b) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (c) Authorizing the Debtors to Enter into Agreements with GMAC Commercial Finance LLC (D.I. 88), entered on October 31, 2006.

1.1.52. Final Distribution means the distribution under this Plan which: (a) after giving effect to such distribution, results in remaining Assets, including Cash, of a value of less than $20,000; or (b) the Bankruptcy Court determines is the Final Distribution.

1.1.53. Final Distribution Date means the date of the Final Distribution.

1.1.54. Final Order means an Order or a judgment that is not the subject of a pending appeal or petition for review, reconsideration or rehearing, and that has not been reversed, stayed, modified or amended and with respect to which the time to appeal from or to seek review, reconsideration or rehearing of such Order or judgment shall have expired, provided, however, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedures in cases before the Bankruptcy Court, may be filed with respect to such Order shall not cause such Order not to be a Final Order.

1.1.55. First Bar Date Order means the Order (i) Establishing Bar Dates For Filing Proofs Of Claim and Requests for Payment of Administrative Expenses, (ii) Approving Proof Of Claim and Administrative Expense Payment Request Forms, Bar Date Notices and Mailing and Publications Procedures and (iii) Providing Certain Supplemental Relief (D.I. 223), dated December 14, 2006.

1.1.56. General Unsecured Claim means any Unsecured Claim, including a Senior Note Claim, that is not (a) entitled to priority under section 507(a) of the Bankruptcy Code or (b) a Priority Tax Claim.

1.1.57. GMAC means GMAC Commercial Finance LLC.

1.1.58. GMAC Claims means those Claims held by GMAC, which arose under the GMAC Credit Agreement, the GMAC Factoring Agreement, or the Final DIP Agreement.

1.1.59. GMAC Credit Agreement means that certain Amended and Restated Revolving Credit, Term Loan, and Security Agreement, dated as of May 30, 2006, by and between GMAC and Delta Mills, Inc., as guaranteed by Marketing, as amended and assumed pursuant to the Final DIP Agreement.

1.1.60. GMAC Factoring Agreement means that certain Amended and Restated Factoring Agreement (Maturity) (together with the applicable Export Receivable Rider) and that certain Amended and Restated Factoring Agreement (Collection) (together with the applicable Export Receivable Rider), both dated as of May 30, 2006, by and between Delta Mills and GMAC, as amended and assumed pursuant to the Final DIP Agreement.

1.1.61. Impaired or Impaired Claim means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.1.62. Indenture means that certain Series A and Series B 9.625% Senior Notes Due 2007 Indenture, which governs the Senior Notes, dated as of August 25, 1997, as amended, by and between The Bank of New York, which serves as the “Indenture Trustee,” and Delta Mills, as guaranteed by Marketing.

1.1.63. Indenture Trustee means the current, or any successor, trustee under the Indenture.

1.1.64. Initial Distribution Date means the first date upon which distributions are made to holders of Class 6 - General Unsecured Claims. The Initial Distribution Date shall be the Effective Date or as soon thereafter as reasonably practicable.

1.1.65. Interest means (a) the legal, equitable, contractual or other rights of any Person with respect to the Common Stock, or any other equity interest in any of the Debtors and (b) the legal, equitable, contractual or other right of any Person to acquire or receive any of the foregoing.

1.1.66. Lien has the meaning ascribed to such term in section 101(37) of the Bankruptcy Code including, but not limited to, liens, escrows, charges, pledges, encumbrances, rights of offset, and/or security interests of any kind that encumber any Assets and unexpired leases that the Debtors elect to treat as secured financings in accordance with applicable law.

1.1.67. Liquidation Analysis means the liquidation analysis attached or to be attached to the Disclosure Statement as Exhibit B.

1.1.68. Marketing means Delta Mills Marketing, Inc., debtor and debtor-in-possession.

1.1.69. Merged Debtors means Delta Mills, as surviving corporation of the merger of DLWI into Delta Mills and the merger of Marketing into Delta Mills, as described more fully in Section 6.1 of the Plan.

1.1.70. Miscellaneous Asset Sales Procedures means the procedures for the sale of miscellaneous Assets established in the Order Under 11 U.S.C. §§ 105(a), 363 and 365 and Federal Rules of Bankruptcy Procedure 2002, 6004, 6006 and 9014 (a) Approving and Authorizing the Debtors to Proceed with an Orderly Run Out of the Debtors’ Business; (ii) Approving Procedures for the Sale or Sales of All or Substantially All of the Debtors’ Fixed Assets; (iii) Establishing Procedures for the Sale of Miscellaneous Assets and (iv) Granting Related Relief (D.I. 89), entered by the Bankruptcy Court on October 31, 2006, as modified pursuant to the Supplemental Order under 11 U.S.C. §§ 105(a) and 363 and Federal Rules of Bankruptcy Procedure 2002 and 6004 (i) Establishing Amended Procedures for the Sale of Miscellaneous Assets and (ii) Granting Related Relief (D.I. 309), dated January 31, 2007, and entered by the Bankruptcy Court on February 1, 2007.

1.1.71. Order means an order of the Bankruptcy Court.

1.1.72. Person means an individual, limited liability company, corporation, partnership, association, trust or unincorporated organization, joint venture or other entity or a government or any agency or political subdivision thereof.

1.1.73. Petition Date means October 13, 2006.

1.1.74. Plan means this Joint Plan of Liquidation Proposed by Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc., dated April 30, 2007, and all exhibits hereto, either in its present form or as it may be altered, amended or modified from time to time.

1.1.75. Pre-Confirmation Sale Orders means the following three Orders, collectively: (1) Order (a) Authorizing the Sale of Certain of the Debtors’ Assets Free and Clear of Liens, Claims, Encumbrances, and Interests; (b) Approving the Fox Asset Purchase Agreement; and (c) Granting Related Relief (D.I. 228), dated December 15, 2006; (2) Order (a) Authorizing the Sale of Certain of the Debtors’ Assets Free and Clear of Liens, Claims, Encumbrances, and Interests; (b) Approving the Greystone Asset Purchase Agreement; and (c) Granting Related Relief (D.I. 229), dated December 15, 2006; and (3) Order (a) Authorizing the Sale of Certain of the Debtors’ Assets Free and Clear of Liens, Claims, Encumbrances, and Interests Other Than Permitted Liens and Assumed Liabilities; (b) Approving the Schwarz Asset Purchase Agreement; and (c) Granting Related Relief (D.I. 230), dated December 15, 2006.

1.1.76. Priority Claim means any Claim against any of the Debtors entitled to priority pursuant to section 507(a) of the Bankruptcy Code but excluding Administrative Claims.

1.1.77. Priority Employee Benefit Claim means a Claim that is entitled to priority under section 507(a)(5) of the Bankruptcy Code.

1.1.78. Priority Tax Claim means a Claim other than a Claim secured by any Lien on property of the Estates and which otherwise is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

1.1.79. Priority Wage Claim means a Claim that is entitled to priority under section 507(a)(4) of the Bankruptcy Code.

1.1.80. Professional means any professional employed in the Chapter 11 Cases pursuant to sections 327, 328 or 1103 of the Bankruptcy Code or otherwise and any professional seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to sections 328, 330 or 503(b)(4) of the Bankruptcy Code.

1.1.81. Professional Fee Claim means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to or on the Effective Date.

1.1.82. Professional Fee Claim Bar Date means that day which is thirty (30) days after the Effective Date.

1.1.83. Pro Rata means, with respect to an Allowed Claim in Class 6 - General Unsecured Claims, the same proportion that the Allowed Amount of such Allowed Claim in Class 6 bears to: (a) the aggregate Allowed Amounts of all Allowed Claims in Class 6 - General Unsecured Claims; plus (b) the aggregate face amount of all Disputed Claims of Class 6 - General Unsecured Claims, as reduced from time to time as and to the extent that the Allowed Amounts, if any, of such Disputed Claims are determined.

1.1.84. Qualified Party means, a Person who, in the Debtors’ or Merged Debtors’ sole discretion, qualifies as a potential bidder for some or all of the Residual Assets, based primarily upon such Person’s likely interest in the Residual Assets and financial ability to consummate a sale for some or all of the Residual Assets.

1.1.85. Reclamation Claim means a Claim which the Bankruptcy Court has found to have valid rights of reclamation pursuant to section 36-2-702(2) of the South Carolina Code of Laws and section 546(c) of the Bankruptcy Code.

1.1.86. Rejection Damage Claims means any proof of Claim filed in accordance with the Bar Date Orders, this Plan or the Confirmation Order resulting from the rejection of an Executory Contract.

1.1.87. Rejection Procedures Order means the Order, Pursuant to 11 U.S.C. §§ 105(a), 362(d), 365(a) and 554(a) and Rules 4001, 6006 and 6007 of the Federal Rules of Bankruptcy Procedure, Approving Procedures for the Rejection of Executory Contracts and Unexpired Leases (D.I. 278), dated January 12, 2007.

1.1.88. Reserved Funds means the Administrative Claim Reserve and the Disputed Claims Reserve, in such amounts as may be set by the Debtors or the Merged Debtors or by an Order.

1.1.89. Residual Assets means those Assets of the Debtors or the Merged Debtors including but not limited to plants, property and equipment that have not been sold by the Debtors as of the Effective Date and that have not or will not be sold pursuant to the Pre-Confirmation Sale Orders.

1.1.90. Schedules means the respective schedules of assets and liabilities and statements of financial affairs, as may be amended, modified, or supplemented from time to time, filed by each of the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 3003(b).

1.1.91. Scheduled Claim Amount means the amount of the Claim of a Creditor, as of the Petition Date, listed on the Schedules, and not characterized therein as disputed, contingent or unliquidated.

1.1.92. Second Bar Date Order means the Order Establishing Bar Dates For Filing Requests for Payment of Administrative Expenses Arising After December 15, 2006 (D.I. ___), dated May ___, 2007.

1.1.93. Secured Claim means an Allowed Claim to the extent it is secured by a Lien or subject to setoff under section 553 of the Bankruptcy Code, as provided in section 506 of the Bankruptcy Code, but shall not include the GMAC Claims.

1.1.94. Senior Notes means those certain 9.625% Senior Notes Due September 1, 2007, issued under that certain 9.625% Senior Notes Indenture, for which The Bank of New York serves as the “Indenture Trustee.”

1.1.95. Senior Note Claims means those Claims arising from or relating to the Senior Notes.

1.1.96. Taxes means all taxes, charges, fees, levies or other assessments by any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, use and occupancy, business privilege, net profits, occupation and withholding taxes, including any interest, penalties or additions attributable to or imposed on or with respect to such taxes, charges, fees, levies or other assessments.

1.1.97. Unclaimed Property means any distributions to Creditors under this Plan that are unclaimed sixty (60) days following the date of such distributions to Creditors under this Plan.

1.1.98. Unclaimed Property Reserve means any Unclaimed Property reserved for a period of sixty (60) days by the Merged Debtors on behalf of holders of Unclaimed Property.

1.1.99. Unimpaired or Unimpaired Claim means a Claim that is not Impaired under this Plan.

1.1.100. Unsecured Claim means a Claim against any of the Debtors, other than a GMAC Claim, a General Secured Claim, a Priority Claim, a Reclamation Claim, or an Administrative Claim.

1.1.101. Unsecured Creditor means any Creditor that holds an Unsecured Claim.

1.2. Rules of Interpretation, Computation of Time and Governing Law.

1.2.1. Rules of Interpretation. For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter; (c) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (d) any reference in the Plan to an existing document or an exhibit filed or to be filed means such document, schedule or exhibit, as it may have been or may be amended, modified or supplemented; (e) unless otherwise specified, all references in the Plan to articles, sections, clauses and exhibits are references to articles, sections, clauses and exhibits of or to the Plan; (f) the words “herein,” “hereunder,” and “hereto” and other words of similar import refer to this Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) any reference to an entity as a holder of a Claim or Interest includes that entity’s successors, assigns and affiliates; (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the extent such rules are not inconsistent with any other provision in this Section; and (j) any term used herein that is not defined herein shall have the meaning ascribed to any such term used in the Bankruptcy Code and/or the Bankruptcy Rules, if used therein.

1.2.2. Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.2.3. Exhibits and Schedules. All exhibits or schedules to the Plan are incorporated herein by reference and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, such exhibits or schedules shall be filed with the Bankruptcy Court no later than five (5) days prior to the hearing to approve the Disclosure Statement.

1.2.4. Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations of all parties affected by the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

ARTICLE 2.

SUMMARY OF THIS PLAN

The Plan contemplates a winding up of the Debtors’ operations and the orderly liquidation of the Assets. The Plan further provides for the pooling of the net proceeds of the recovery, disposition, and collection of Assets, and the distribution thereof. Specifically, except as otherwise agreed, Allowed Administrative Claims, other than Professional Fee Claims, Allowed Class 1 - GMAC Claims, Allowed Class 2 - General Secured Claims, Allowed Class 3 - Priority Claims, and Allowed Class 4 - Reclamation Claims (to the extent the Debtors have not returned, and will not return, goods that are the subject of such Reclamation Claims) will be paid in full, if not paid previously, on the Effective Date as set forth in this Plan or as soon thereafter as reasonably practicable. Holders of Allowed Class 5 - Convenience Class Claims will also be paid on the Effective Date or as soon thereafter as reasonably practicable. Holders of Allowed Class 6 - General Unsecured Claims will receive their Pro Rata share of the Assets on the Initial Distribution Date and one or more additional distributions depending on, among other things, the amount of reserves necessary for payment of Disputed Claims and estimates of other costs and expenses of the liquidation. Holders of Class 7 - Equity Interests shall neither receive nor retain any property on account of their Interests.

In order to effect a quick and efficient liquidation of the Estates, the Plan provides for the collection and sale of the Debtors’ Assets as quickly as reasonably possible, with a view to speed of distributions to Creditors. The same considerations underlie the Plan’s release of Avoidance Actions and other Claims or Causes of Action, except as specifically preserved by the Plan, that could delay the distribution process and incur unnecessary Administrative Expenses.

ARTICLE 3.

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1. Class 1 - GMAC Claims.  This Class consists of all GMAC Claims, which are held by GMAC, which holds duly filed and perfected Liens against certain of the Assets pursuant to the Final DIP Agreement. Class 1 is Unimpaired by this Plan and is deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.2. Class 2 - General Secured Claims. This Class consists of all Secured Claims, which are held by Persons with duly filed and perfected Liens or Liens which are perfected by possession against any part of the Assets as of the Petition Date, subject to the requirements of Section 15.6 of this Plan regarding setoff, but excludes any Claim that would otherwise qualify for inclusion in this Class and which is rendered an Unsecured Claim by virtue of section 506(a) of the Bankruptcy Code. Class 2 is Unimpaired by this Plan and is deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.3. Class 3 - Priority Claims. This Class consists of Claims entitled to priority under section 507(a) of the Bankruptcy Code, including, without limitation, Priority Wage Claims, Priority Employee Benefit Claims, and Priority Tax Claims but excluding Administrative Claims. Class 3 is Unimpaired by this Plan and is deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.4. Class 4 - Reclamation Claims. This Class consists of Allowed Reclamation Claims. Class 4 is Unimpaired by this Plan and is deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. On April 13, 2007, the Debtors filed their Second Omnibus Objection (Substantive) to Certain Reclamation Claims (D.I. 406) through which the Debtors objected to the priority status of all Reclamation Claims. The Reclamation Objection is currently scheduled to be heard on May 18, 2007. To the extent the Bankruptcy Court allows the Reclamation Objection prior to the Confirmation Hearing, Class 4 will be empty. To the extent any creditor holds an Allowed Claim under section 503(b)(9) of the Bankruptcy Code, such Claim will be paid as an Administrative Claim as provided in Section 4.1 of the Plan.

3.5. Class 5 - Convenience Claims. This Class consists of (i) all Allowed Unsecured Claims in an amount of $5,000 or less and (ii) all Allowed Unsecured Claims that elect to reduce their Allowed General Unsecured Claim to $5,000. Class 5 - Convenience Claims are Impaired by this Plan.  Only holders of General Unsecured Claims who vote in favor of the Plan may elect to have their Claim treated as a Class 5 Convenience Claim pursuant to clause (ii) above.

3.6. Class 6 - General Unsecured Claims. This Class consists of Allowed General Unsecured Claims in an amount in excess of $5,000 (except to the extent the holder of a General Unsecured Claim elects to reduce its claim and enter Class 5), including Allowed Rejection Damages Claims and Senior Note Claims. Class 6 is Impaired by this Plan and is entitled to vote on the Plan.

3.7. Class 7 - Equity Interests. This Class consists of the shareholder and equity Interests in DLWI. Class 7 is Impaired under this Plan and is deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.

3.8. Elimination of Classes. To the extent that any Class of Claims does not contain, as of the date of the Confirmation Hearing, at least one Allowed Claim, Disputed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, that Class shall be deemed deleted from this Plan for purposes of voting on or rejection of the Plan, for purposes of determining acceptances or rejection of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code, and for the purposes of determining any Distributions made under the Plan.

ARTICLE 4.

TREATMENT OF UNIMPAIRED CLAIMS AND CLASSES

4.1. Administrative Claims. Subject to the terms herein and unless the holder of an Administrative Claim agrees to other, less-favorable treatment, Allowed Administrative Claims, other than Professional Fee Claims, shall be paid, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim: (a) in accordance with the terms and conditions under which such Administrative Claims arose, (b) pursuant to any agreement between the Debtors and such Creditor, (c) as otherwise provided by this Plan, or (d) in full in Cash on the Effective Date, or as soon thereafter as reasonably practicable. Allowed Professional Fee Claims shall be paid in full in Cash, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Professional Fee Claim, within twenty (20) Business Days after such Professional Fee Claims are approved by the Bankruptcy Court. Notwithstanding the preceding sentences, the Administrative Claims of the United States Trustee for fees pursuant to section 1930(a)(6) of title 28 of the United States Code shall be paid in accordance with the applicable schedule for payment of such fees.

4.2. Class 1 - GMAC Claims. On the Effective Date, or as soon thereafter as reasonably practicable, any outstanding GMAC Claims due and owing under the GMAC Credit Agreement, the GMAC Factoring Agreement, or the Final DIP Agreement shall be paid in full in Cash or as otherwise provided in the Final DIP Agreement in full satisfaction, settlement, release and discharge of and in exchange for such GMAC Claims. Should the Final DIP Agreement, including but not limited to the GMAC Factoring Agreement, remain executory at the Effective Date, the Debtors or the Merged Debtors and GMAC shall continue to perform their obligations thereunder, subject to any and all rights of the Debtors and GMAC to terminate the Final DIP Agreement, including but not limited to the GMAC Factoring Agreement, in accordance with the terms thereof. Nothing herein shall preclude the Debtors from entering into a separate stipulation, subject to notice, hearing and Bankruptcy Court approval, setting forth resolution of the GMAC Claims and the respective rights and obligations of GMAC and the Debtors under the Final DIP Agreement and Factoring Agreement.

4.3. Class 2 - General Secured Claims.  At the option of the Debtors or the Merged Debtors, holders of Allowed Claims in this Class shall receive on the Effective Date, or as soon thereafter as reasonably practicable, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Secured Claim: (a) payment of the full amount of the respective holder’s Allowed Secured Claim; (b) all Collateral in the possession of the Debtors or the Merged Debtors securing the respective holder’s Allowed Secured Claim; or (c) such other treatment as the Debtors or the Merged Debtors and such Creditor agree to in writing.

4.4. Class 3 - Priority Claims.  On the Effective Date, or as soon thereafter as reasonably practicable, the Allowed Claims in this Class, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Claim, shall either (a) be paid in full in Cash or (b) receive such other treatment as the Debtors or the Merged Debtors and such Creditor agree to in writing. A Priority Claim that is a Disputed Claim shall be paid in the Allowed Amount of such Claim within twenty (20) Business Days subsequent to the entry of a Final Order pursuant to which such Claim becomes an Allowed Claim.

4.5. Class 4 - Reclamation Claims.  On the Effective Date, or as soon thereafter as reasonably practicable, the Allowed Claims in this Class, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Reclamation Claim, shall, at the Debtors’ or the Merged Debtors’ sole and absolute discretion, either (a) be returned those goods that are the subject to the Reclamation Claim, to the extent goods have not already been returned, (b) receive Cash equivalent to the value of those goods that are the subject to the Reclamation Claim, to the extent goods have not already been returned, (c) receive a combination of both those goods that are the subject to the Reclamation Claim and Cash, as determined by the Debtors or Merged Debtors, equal in value to the Reclamation Claim, to the extent goods have not already been returned, or (d) receive such other treatment as the Debtors or the Merged Debtors and such Creditors agree to in writing. On April 13, 2007, the Debtors filed their Second Omnibus Objection (Substantive) to Certain Reclamation Claims (D.I. 406) through which the Debtors objected to the priority status of all Reclamation Claims. The Reclamation Objection is currently scheduled to be heard on May 18, 2007. To the extent the Bankruptcy Court allows the Reclamation Objection prior to the Confirmation Hearing, Class 4 will be empty. To the extent any creditor holds an Allowed Claim under section 503(b)(9) of the Bankruptcy Code, such Claim will be paid as an Administrative Claim as provided in Section 4.1 of the Plan.

ARTICLE 5.

TREATMENT OF IMPAIRED CLASSES

5.1. Class 5 - Convenience Claims. In consideration of the agreements, injunctions and releases set forth under this Plan, and in full and final satisfaction, settlement, release and discharge of and in exchange for their Claims against the Debtors, each holder of an Allowed Class 5 - Convenience Claim shall be paid on the Effective Date, or as soon thereafter as reasonably practicable, [eighteen percent (18%)] of its Allowed Class 5 - Convenience Claim.

5.2. Class 6 - General Unsecured Claims. Subject to the terms herein and unless the holder of an Allowed General Unsecured Claim agrees to other, less-favorable treatment, on the Distribution Dates, each holder of an Allowed General Unsecured Claim shall receive, in consideration of the agreements, injunctions and releases set forth under this Plan, and in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed General Unsecured Claim, such Allowed General Unsecured Claim’s Pro Rata share of the Assets after payment of all Administrative Claims, Priority Claims, GMAC Claims, General Secured Claims, Reclamation Claims, and Convenience Claims and net of applicable Reserved Funds. The Initial Distribution Date will be the Effective Date or as soon thereafter as reasonably practicable.

5.3. Class 7 - Equity Interests. The Common Stock shall be cancelled and extinguished on the Effective Date and holders of Class 7 - Equity Interests shall not be entitled to and shall neither receive nor retain any property on account of such Interests.

ARTICLE 6.

IMPLEMENTATION OF THIS PLAN

6.1. Merger of the Debtors. Pursuant to section 1123(a)(5) of the Bankruptcy Code, both DLWI and Marketing shall be merged into Delta Mills (the “Merged Debtors”), effective as of the Effective Date. Notwithstanding any requirements of otherwise applicable non-bankruptcy law, such merger shall be effective as of the Effective Date. Such merger shall not affect any Lien held against any of the Assets. Further, on the Effective Date, the Claims against each Debtor shall be treated as Claims against the Assets of the Merged Debtors, duplicate Claims filed against more than one Debtor (to the extent duplicative) and intercompany Claims shall be eliminated, and no claimant shall be allowed more than a single Claim arising from any one transaction. As set forth in Section 6.4.4 below and pursuant to section 1123(a)(5) of the Bankruptcy Code, the Designated Officers shall have the authority to take any and all actions necessary to effect this merger notwithstanding any requirements of otherwise applicable non-bankruptcy law.

6.2. Liquidation of Residual Assets. The Debtors or the Merged Debtors, through the Designated Officers, shall continue to market and liquidate the Residual Assets, for the highest and best consideration achievable in light of the circumstances, with or without further approval of the Bankruptcy Court in accordance with the Miscellaneous Asset Sales Procedures or the Bidding Procedures. Upon the liquidation of all Residual Assets, the Cash received on account of such sale or sales, net of any amounts necessary to pay costs of the sale of such Residual Assets, to satisfy any Liens against such Residual Assets and to pay the costs of the Estates or the Merged Debtors, shall be distributed to holders of Claims according to the terms of this Plan.

6.3. Collection of Accounts Receivable. Pursuant to the GMAC Factoring Agreement, as assumed pursuant to the Final DIP Agreement, GMAC will continue to serve as factor for the Debtors or the Merged Debtors and will remit the proceeds of the Debtors’ factored accounts receivable to the Debtors or the Merged Debtors, unless and until the Merged Debtors elect to discontinue the use of GMAC’s services under the GMAC Factoring Agreement. The Cash received from GMAC on account of such collections, net of any amounts necessary to compensate GMAC pursuant to the GMAC Factoring Agreement and to pay the costs of the Estates or the Merged Debtors, shall be distributed to holders of Claims according to the terms of this Plan. To the extent accounts receivable are collected directly by the Merged Debtors, such Cash, net of applicable Reserved Funds, shall also be distributed to holders of Claims according to the terms of this Plan. Nothing herein shall preclude the Debtors from entering into a separate stipulation, subject to notice, hearing and Bankruptcy Court approval, setting forth resolution of the GMAC Claims and the respective rights and obligations of GMAC and the Debtors under the Final DIP Agreement and Factoring Agreement.

6.4. Designated Officers.

6.4.1. Appointment. Pursuant to the Confirmation Order or other Order of this Bankruptcy Court, the Designated Officers shall be appointed to wind up the affairs of the Debtors or the Merged Debtors and make distributions under the Plan. The Designated Officers will be vested with the corporate power and authority that would otherwise be vested in the Debtors’ or Merged Debtors’ boards of directors and shareholders pursuant to section 303 of the Delaware Corporate Code. The Designated Officers’ appointment shall terminate upon the distribution of all the Assets and the entry of a Final Decree.

6.4.2. The Designated Officers. From and after the Effective Date, those Persons appointed as the Designated Officers shall serve as the Designated Officers until death, resignation, or discharge. Any Designated Officer, other than the Chief Designated Officer, may resign on ten (10) business days’ notice to the Chief Designated Officer, or be removed by the Chief Designated Officer upon ten (10) business days’ notice to such Designated Officer. In the event of a vacancy in the position of the Chief Designated Officer, the Bankruptcy Court shall appoint a replacement. In the event of a vacancy in the position of any other Designated Officer, the vacancy need not be filled. The following Persons shall be the Designated Officers as of the Effective Date: (a) William F. Garrett, (b) William H. Hardman, Jr., and (c) Donald C. Walker; and the Chief Designated Officer as of the Effective Date shall be Leon Szlezinger.

6.4.3. Responsibilities of the Designated Officers. The responsibilities of the Designated Officers, individually and collectively, under the Confirmation Order or other Order of this Bankruptcy Court and this Plan on behalf of the Merged Debtors shall include, without limitation, the following: (a) the establishment and maintenance of such operating, reserve and trust account(s) as are necessary and appropriate to wind up the affairs of the Debtors; (b) the investment of the Cash; (c) the pursuit of objections to, estimations of and settlements of Claims, regardless of whether any such Claim is listed in the Schedules; (d) the prosecution, settlement or abandonment of any Cause of Action of the Estates not otherwise released under the Plan; (e) the calculation and distribution of all distributions to be made under this Plan to holders of Allowed Claims; (f) the preparation and filing of all required tax returns and operating reports and paying of taxes and all other obligations on behalf of the Estates, if any; (h) the payment of fees pursuant to 28 U.S.C. § 1930 incurred after the Effective Date until the closing of the Chapter 11 Cases; (i) such other responsibilities as may be vested in the Designated Officers pursuant to this Plan, the Confirmation Order, or other Orders, or as otherwise may be necessary and proper to carry out the provisions of this Plan; and (j) if and when appropriate, seeking entry of a Final Decree. More specifically, the respective responsibilities of the Persons serving as the Designated Officers shall include, without limitation:

i) Leon Szlezinger shall have overall authority and responsibility for all post-confirmation matters related to the Merged Debtors and shall, to the extent necessary, resolve any disagreements among the Designated Officers.

ii) William F. Garrett shall have responsibility for the winding down of the Debtors’ affairs and liquidation of the Assets and related matters, including, without limitation, negotiation of sales of Assets pursuant to the Miscellaneous Asset Sales Procedures and the Bidding Procedures provided for herein and oversight of receivable collection and customer practices and relations;

iii) William H. Hardman, Jr., shall have responsibility for the management of financial and tax reporting compliance; coordination of legal and Professional information requests, compliance and related issues; and

iv) Donald C. Walker shall have responsibility for the management of operations and inventory and performance of certain financial functions.

6.4.4. Powers of the Debtors, the Merged Debtors, and the Designated Officers. The powers of each of the Designated Officers shall include, without limitation and without further Bankruptcy Court approval, all the powers afforded a “designated officer” under section 303 of the Delaware Corporate Code, such that those actions taken by any of the Debtors or the Merged Debtors and approved by any of the Designated Officers will have the same effect as if exercised and taken by unanimous action of the directors and stockholders of the Debtors or Merged Debtors. Such powers shall expressly include, without limitation, the power to effectuate the merger of the Debtors set forth in Section 6.1 of the Plan, above, and the power to effectuate the dissolution of the Merged Debtors, as set forth in Section 6.4.4(o) of the Plan, below. In the unlikely event of a disagreement on a proposed action among the Designated Officers, the Chief Designated Officer may decide the question. The Merged Debtors will retain all their rights and powers, without further order of the Bankruptcy Court, under the Bankruptcy Code and under the Delaware Corporate Code, including but not limited to each of the following:

a) To maintain accounts, to make distributions to holders of Allowed Claims provided for or contemplated by the Plan; and take other actions consistent with the Plan and the implementation thereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate Reserved Funds;

b) To litigate to judgment, settle or withdraw any objection to Claims and to object to those Administrative Claims arising after December 15, 2006, but before the Confirmation Date;

c) To enforce the Debtors’ or Merged Debtors’ rights as related to the Pre-Confirmation Sales Orders, the Asset Purchase Agreement between Delta Mills and Fox; the Asset Purchase Agreement between Delta Mills and Greystone; and the Asset Purchase Agreement between Delta Mills and Schwarz;

d) To sell the Residual Assets as necessary or desirable according to the Miscellaneous Asset Sales Procedures or the Bidding Procedures;

e) To execute any and all documents and perform any and all acts necessary and appropriate to consummate the sale of any of the Residual Assets;

f) To make decisions regarding the retention or engagement of Professionals, employees, independent contractors and consultants and to pay the fees and charges incurred by the Designated Officers on or after the Effective Date for fees and expenses of Professionals, disbursements, expenses or related support services relating to the winding down of the Merged Debtors and implementation of the Plan;

g) To (i) seek a determination of tax liability under section 505 of the Bankruptcy Code, (ii) pay taxes, if any, related to the Debtors or Merged Debtors or the sale of non-Cash Assets of the Debtors or Merged Debtors, (iii) file, if necessary, any and all tax and information returns, (iv) make tax elections, and (v) pay taxes, if any, payable by the Estates;

h) To invest Cash as deemed appropriate;

i) To collect any accounts receivable or other claims of the Debtors or Merged Debtors or the Estates not otherwise disposed of pursuant to the Plan or the Confirmation Order;

j) To implement and/or enforce all provisions of this Plan, including entering into any agreement or executing any document required by or consistent with the Plan and the Confirmation Order and perform all of the Debtors’ and the Merged Debtors’ obligations thereunder;

k) To abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of their choice, any Assets that are of no benefit to the Estates;

l) To prosecute and/or settle and/or abandon the Causes of Action, to the extent preserved by this Plan, and exercise, participate in or initiate any such proceeding before the Bankruptcy Court or any other court of appropriate jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other nonjudicial proceeding and pursue to settlement or judgment (and if desired, appeal) such actions;

m) To retain, or cancel and cash out (except with respect to coverage for directors and officers of the Debtors or Merged Debtors), any and all insurance policies of the Debtors or Merged Debtors providing coverage with respect to Claims and purchase or create and carry all insurance policies and pay all insurance premiums and costs the Debtors or Merged Debtors deem necessary or advisable;

n) To collect, liquidate and/or distribute all Assets pursuant to the Plan and the Confirmation Order and administer the winding down of the Debtors’ or Merged Debtors’ affairs;

o) To dissolve, without any further board of director, stockholder, or other approval, and without compliance with any requirements of otherwise applicable non-bankruptcy law, the Merged Debtors at any time after the Final Distribution Date;

p) To take any and all actions necessary to effect the merger of the Debtors and/or the dissolution of the Merged Debtors;

q) To take all other actions not inconsistent with the provisions of the Plan which the Debtors or Merged Debtors deem reasonably necessary or desirable with respect to administering the Plan; and

r) To exercise such other powers as may be vested in or assumed by the Debtors or the Merged Debtors pursuant to the Plan, the Confirmation Order, or other Orders or as may be necessary and proper to carry out the provisions of the Plan.

6.4.5. Liability of Designated Officers.

6.4.5.1. Standard of Care; Exculpation. In addition to the exculpation provided under the Plan, no Designated Officer shall be personally liable in connection with affairs of the Merged Debtors to any holder of a Claim or Interest, or to the Debtors or Merged Debtors, or any other Person, except for any acts or omissions of that Designated Officer as shall constitute fraud, willful misconduct or gross negligence. Every act done, power exercised or obligation assumed by the Designated Officer(s) pursuant to the provisions of this Plan or the Confirmation Order shall be held to be done, exercised or assumed, as the case may be, by the Merged Debtors acting in a fiduciary capacity and not otherwise, and every Person contracting or otherwise dealing with the Designated Officers shall look only to the Assets of the Merged Debtors for payment under such contract or payment of any money that may become due or payable under any obligation arising under this Plan or the Confirmation Order, in whole or in part, and the Designated Officers shall not be individually liable therefor.

6.4.5.2. Indemnification. Except as otherwise set forth in this Plan or the Confirmation Order, the Designated Officers shall be defended, held harmless and indemnified from time to time by the Merged Debtors against any and all losses, Claims, costs, expenses and liabilities (including reasonable attorneys’ fees, disbursements and related expenses) to which the Designated Officer(s) may be or become subject by reason of such Designated Officer’s execution in good faith of his duties pursuant to the discretion, power and authority conferred on such person by this Plan or the Confirmation Order; provided, however, that the indemnification obligation arising pursuant to this Article shall not indemnify any Designated Officer for any actions taken by such Designated Officer that constitute bad faith, willful misconduct, gross negligence, willful disregard of his duties or willful material breach of the Plan or the Confirmation Order or any other form of personal liability not incurred in the Designated Officer’s capacity as the Designated Officer under this Plan. Satisfaction of any obligation of the Merged Debtors arising pursuant to the terms of this Article shall be payable only from the Assets of the Merged Debtors, and may be advanced prior to the conclusion of such matter, and such right to payment shall be prior and superior to any other rights to receive a distribution of the Assets of the Merged Debtors.

6.4.5.3. Reliance by Designated Officers on Documents, Mistake of Fact or Advice of Counsel. Except as otherwise provided in this Plan or the Confirmation Order, a Designated Officer may rely, and shall be protected from liability for acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Designated Officer to be genuine and to have been presented by an authorized party. Also, a Designated Officer shall not be liable if he or she acts based on a mistake of fact before having actual knowledge of any event. A Designated Officer shall not be liable for any action taken or sufferance by the Designated Officer in reasonably relying upon the advice of counsel or other Professional engaged by the Merged Debtors in accordance with the Plan or the Confirmation Order.

6.4.5.4. Insurance. The Designated Officers may purchase errors and omissions insurance with regard to any liabilities, losses, damages, Claims, costs and expenses they may incur, including but not limited to attorneys’ fees, arising out of or due to their actions or omissions or consequences of such actions or omissions, other than as a result of their willful misconduct or fraud, with respect to the implementation and administration of the Plan or the Confirmation Order.

6.4.6. Compensation of the Designated Officers. From and after the Effective Date, and unless otherwise provided pursuant to Final Order of the Bankruptcy Court, the Designated Officers shall be compensated for their services rendered to the Merged Debtors as set forth below and shall be entitled to reimbursement of expenses incurred:

a.  Chief Designated Officer: _____________________

b.  William F. Garrett: $240.00 per hour.

c. William H. Hardman, Jr.: $89.00 per hour.

d. Donald C. Walter: $81.00 per hour.

6.4.7. Termination of the Designated Officers’ Appointment. The Designated Officers’ appointment shall terminate upon the distribution of all of the Assets in accordance with the terms of the Plan and the entry of a Final Decree.

6.5. Unclaimed Property. The Debtors or the Merged Debtors shall establish the Unclaimed Property Reserve for all Unclaimed Property. Such Unclaimed Property shall be held in the Unclaimed Property Reserve for a period of sixty (60) days from the date of attempted distribution of such property for the holders of Allowed Claims entitled thereto under the terms of this Plan and the Confirmation Order. Once a distribution to Creditors under this Plan becomes Unclaimed Property, the Merged Debtors shall, subject to the limitations set forth herein, (a) hold such Unclaimed Property in the Unclaimed Property Reserve solely for the benefit of such holder or holders which have failed to claim such Unclaimed Property; and (b) release the Unclaimed Property from the Unclaimed Property Reserve and deliver to the holder entitled thereto upon presentation of proper proof by such holder of its entitlement thereto. After the expiration of such sixty (60) day period, the holders of Allowed Claims theretofore entitled to such Unclaimed Property shall cease to be entitled thereto and shall be entitled to no further distribution under this Plan, and such Claims for the Unclaimed Property shall be deemed disallowed in their entirety and the funds shall be redistributed to the other holders of Allowed Claims in accordance with the terms of this Plan and the Confirmation Order. Such funds shall not be subject to the escheat laws of any state.

6.6. Sale Free and Clear of Liens. Unless otherwise agreed by the Debtors or the Merged Debtors and the transferee of a particular Asset in writing, the sale or other disposition of any Assets by the Debtors or the Merged Debtors in accordance with this Plan, the Confirmation Order, the Bidding Procedures, and/or the Miscellaneous Asset Sales Procedures after the Effective Date shall, pursuant to applicable law, including without limitation sections 105, 363, 365, 1123, 1129, 1141, 1142, and 1146(c) of the Bankruptcy Code, be free and clear of any and all Liens, Claims, Interests and encumbrances.

6.7. Transfer Taxes. Any transfer of all or any portion of the Assets pursuant to this Plan shall constitute a “transfer under a plan” within the purview of section 1146(a) of the Bankruptcy Code and shall not be subject to any stamp tax or similar tax.

6.8. Avoidance Actions and Causes of Action. As of the Effective Date, the exclusive right to pursue, waive or release any existing or potential Avoidance Actions and Causes of Action, to the extent not waived or released herein or not otherwise waived or released by the Debtors or the Merged Debtors pursuant to any Final Order, shall be reserved to the Merged Debtors.

6.9. Effective Date.  On the Effective Date, the Merged Debtors, through their Designated Officers, as agent thereof, shall have the rights and powers set forth herein in order to carry out and implement the purposes and intent of this Plan.

6.10. Records.  The Designated Officers shall maintain all originals and/or copies of available documents and business records of the Merged Debtors, to the extent they exist and are in the Merged Debtors’ possession, until the earlier of: (a) the entry of a Final Decree; or (b) six years from the filing of the Debtors’ final tax returns. Thereafter, said records may be destroyed or otherwise disposed without further notice or Bankruptcy Court approval. If the Designated Officers seek to destroy or otherwise dispose of any records of the Estates prior to the time periods set forth herein, the Designated Officers shall be entitled to do so upon an Order obtained on motion on twenty (20) days notice to the Debtors’ Bankruptcy Rule 2002 service list or such shortened notice as approved by the Bankruptcy Court.

6.11. Resignation of Directors and Officers. On the Effective Date, after the appointment of the Designated Officers, the respective members of the Debtors’ boards of directors and the officers of the respective Debtors shall be deemed to have resigned.

ARTICLE 7.

FUNDING AND DISBURSEMENTS

7.1. No Disbursing Agent. The Merged Debtors shall make all distributions under the Plan on account of Allowed Claims against the Debtors. On the Initial Distribution Date, which is the Effective Date or as soon thereafter as reasonably practicable, the Merged Debtors shall make distributions on account of Allowed Administrative Claims, Allowed Class 1 - GMAC Claims, Allowed Class 2 - General Secured Claims, Allowed Class 3 - Priority Claims, Allowed Class 4 - Reclamation Claims, and Allowed Class 5 - Convenience Claims directly to the holders of such Claims. All other distributions or payments under the Plan shall be made by the Merged Debtors pursuant to the terms of the Plan and the Confirmation Order. The Merged Debtors shall not be required to give any bond or surety for the performance of their duties.

7.2. Reserves - Payment of Disputed Claims.  The Reserved Funds, including the Administrative Claim Reserve and the Disputed Claims Reserve, shall be segregated and held by the Merged Debtors on and after the Effective Date for, among other things, the payment of the portion of the Allowed Administrative Claims and Allowed Professional Fee Claims for which allowance by the Bankruptcy Court is pending or which are Disputed Claims. If an Administrative Claim or Professional Fee Claim for which allowance is pending becomes an Allowed Claim, such Claim shall be paid by the Merged Debtors from the Reserved Funds within twenty (20) days thereafter and to the extent that any such pending Administrative Claim or Professional Fee Claim becomes an Allowed Claim. If a portion of an Administrative Claim or a Professional Fee Claim is a Disputed Claim, the disputed portion of such Administrative Claim or Professional Fee Claim shall be paid in full in the same manner as provided in this Article 7 with respect to Allowed Administrative Claims and Professional Fee Claims within twenty (20) days after and to the extent that such Disputed Claim becomes an Allowed Administrative Claim or an Allowed Professional Fee Claim, as the case may be. Distributions with respect to Disputed Claims that become Allowed Claims shall be made within twenty (20) days after such allowance in an amount equal to the sum of those distributions that would have been made on account of such Claim on all previous Distribution Dates, and the Disputed Claims Reserve shall be reduced accordingly.

7.3. Cash Payments. Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by the payor and payee, including by check or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the Merged Debtors shall determine in their sole discretion.

7.4. Sources of Cash for Plan Distributions. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Merged Debtors to make payments pursuant to the Plan to holders of Allowed Claims against the Debtors shall be obtained from (a) Cash balances of the Estates, including Cash from any and all sales of Assets and (b) the liquidation of the remaining non-Cash Assets.

7.5. Distribution for Allowed Claims. Except as otherwise provided in the Plan, the Confirmation Order, or as otherwise ordered by the Bankruptcy Court, distributions to holders of Allowed Claims shall be made on the Initial Distribution Date, or if Allowed after the Effective Date, on the next Distribution Date. Any payment or distribution required to be made under the Plan that falls on a date that is not a Business Day shall be made on the next succeeding Business Day. Subsequent distributions after the Initial Distribution to Allowed Class 6 Claims shall be made when the Merged Debtors determine, in their sole discretion, that they hold enough Cash, net of applicable Reserved Funds, to justify making another distribution to holders of Allowed Class 6 Claims.

7.5.1. Delivery of Distributions to Holders of Allowed Claims. Distributions to holders of Allowed Claims shall be made at the address set forth in the Schedules unless such addresses are superseded by proofs of Claim or transfers of Claim filed pursuant to Bankruptcy Rule 3001 or at the last known address of such holders if the Merged Debtors have been notified in writing of a change of address. If the distribution to any holder of an Allowed Claim is returned to the Merged Debtors as undeliverable or otherwise unclaimed, such Unclaimed Property shall be held in the Unclaimed Property Reserve and otherwise treated in accordance with Section 6.5 of the Plan.

7.5.2. Delivery of Distribution to Holders of Senior Note Claims. Distributions to holders of Senior Note Claims shall be made to the address of the Indenture Trustee, regardless of whether a proof of Claim is filed by a holder of a Senior Note Claim. The Indenture Trustee shall be responsible for remitting the distributions to holders of Senior Note Claims, which shall occur within ten (10) days of receipt of the distributions by the Indenture Trustee or as soon thereafter as reasonably practicable.

7.6. Distributions by the Merged Debtors. After the Initial Distribution, the Merged Debtors shall not be obligated to make a distribution that would impair their ability to pay expenses incurred or reasonably expected to be incurred.

7.7. Fractional Dollars: De Minimis Distributions, Residual Assets. Notwithstanding any other provision of the Plan, the Merged Debtors shall not be required to make distributions or payments of fractions of dollars, and whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding down of such fraction to the nearest whole dollar. In addition, the Merged Debtors shall not be required to make any distribution, except with respect to Class 5 Convenience Claims, in an amount less than $50.00. To the extent that such a distribution shall be called for as part of any interim distribution, the Merged Debtors shall establish a reserve for all distributions in the amount of less than $50.00 and shall, when and if the holder of a Claim is entitled to a distribution of $50.00 or more, make such a distribution at such time. The Merged Debtors shall not be required to make any Final Distribution of less than $50.00, and all monies otherwise payable in such amount shall be paid to the other holders of Allowed Claims, in accordance with the terms of the Plan and the Confirmation Order.

7.8. Full and Final Satisfaction. All payments and distribution hereunder shall be in full and final satisfaction, settlement and release of all Claims, except as otherwise provided in this Plan.

7.9. Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

ARTICLE 8.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1. Executory Contracts and Unexpired Leases. Except as otherwise provided in the Plan or the Confirmation Order, effective upon the date of Confirmation of the Plan, all Executory Contracts which have not otherwise been rejected by the Debtors prior to the Effective Date are hereby rejected under this Plan, except: (a) any Executory Contract that is the subject of a separate motion to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order, provided, however, that upon denial or withdrawal of any such motion, such Executory Contract shall automatically be rejected as if rejected hereunder as of the Effective Date; (b) all Executory Contracts assumed by Order entered before the Confirmation Date and not subsequently specifically rejected pursuant to an Order; (c) any Executory Contract set forth on Exhibit B hereto, which shall be deemed rejected by the Merged Debtors on the date set forth on Exhibit B, and (d) any agreement, obligation, security interest, transaction or similar undertaking that the Debtors believe is not an Executory Contract that is later determined by the Bankruptcy Court to be an Executory Contract that is subject to assumption or rejection under section 365 of the Bankruptcy Code, which agreements shall be subject to assumption or rejection within thirty (30) days of any such determination. Any Order entered after the Confirmation Date, after notice and hearing, authorizing the rejection of an Executory Contract shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief were granted and such Order were entered prior to the Confirmation Date.

8.2. Rejection Damage Claims. Persons who are parties to Executory Contracts that are rejected and who claim damages by reason of such rejection shall become holders of Class 6 - General Unsecured Claims and shall be treated in the same manner as other holders of Class 6 - General Unsecured Claims. ALL REJECTION DAMAGE CLAIMS SHALL BE FILED ON OR BEFORE THE LATER OF (A) THIRTY (30) DAYS AFTER THE EFFECTIVE DATE OF ANY REJECTION OF SUCH EXECUTORY CONTRACT, INCLUDING THE EFFECTIVE DATE OF REJECTION FOR CONTRACTS LISTED ON EXHIBIT B, OR (B) THE APPLICABLE BAR DATE, OR SHALL BE FOREVER BARRED.

8.3. Objections to Rejection Damage Claims.  Objections to Rejection Damage Claims shall be filed by the Debtors or the Merged Debtors with the Bankruptcy Court prior to the later of (i) the Claims Objection Deadline and (ii) thirty (30) days after the filing of any such Rejection Damage Claim. Said objections shall be served upon the holder of the Rejection Damage Claim to which such objection is made.

8.4. Indemnification Obligations. Any and all indemnification obligations of the Debtors shall be rejected as of the Effective Date of the Plan, to the extent executory, other than (a) those indemnification obligations arising under the respective Debtors’ articles or certificate of incorporation or bylaws, (b) those indemnification obligations arising under applicable corporate law and (c) those indemnification obligations provided for by the Plan, the Confirmation Order or any contract, instrument, release, or other agreement or document entered into in connection with the Plan, including but not limited to those obligations set forth in Section 6.4.5.2 of this Plan.

ARTICLE 9.

MERGED DEBTORS’ CONTINUED EXISTENCE AFTER CONFIRMATION

9.1. Wind-Up of Affairs.  Subsequent to the Effective Date, the Designated Officers shall wind up the affairs of the Merged Debtors. Any of the Designated Officers may dissolve the Merged Debtors at any time after the Final Distribution Date.

ARTICLE 10.

RESOLUTION OF CLAIMS AND INTERESTS

10.1. Bar Dates.

10.1.1. The First Bar Date Order. As fixed by the First Bar Date Order, the Bar Date is February 1, 2007, at 4:00 p.m. (ET) for Claims arising prior to the Petition Date and Administrative Claims that arose prior to December 15, 2007, provided, however, the Bar Date for governmental units, as set forth in section 101(27) of the Bankruptcy Code, is April 11, 2007, at 4:00 p.m. (ET). In addition, the First Bar Date Order allows for the fixing of a special Bar Date for certain creditors in the event such creditors are given notice of the Bar Date at a later date. Special Bar Dates of April 9, 2007, and April 11, 2007, were established for certain workers’ compensation claimants.

10.1.2. The Second Bar Date Order. Pursuant to the Second Bar Date Order, the Bar Date for those Administrative Claims that arose after December 15, 2006, through the Confirmation Date shall be twenty (20) days after the Confirmation Date.

10.1.3. Bar Dates for Executory Contracts and Unexpired Leases. Pursuant to the First Bar Date Order, Claims related to the rejection of any executory contract or lease shall have thirty (30) days after the entry of an order authorizing the Debtors’ rejection of such contract or lease or, with respect to any executory contract or unexpired lease rejected pursuant to the Rejection Procedures Order, the later of (i) the Bar Date established by the First Bar Date Order and (ii) thirty (30) days after the effective date of the rejection pursuant to the Rejection Procedures Order in which to file a proof of Claim for damages related to such rejection. As set forth in Section 8.2 of this Plan, a Claim arising from any rejection of an executory contract or unexpired lease that is effectuated through this Plan must be filed on or before thirty (30) days after the effective date of such rejection or shall be forever barred.

10.2. Failure to File Proof of Claim. Except as otherwise provided in the Plan or the Confirmation Order, the holder of a Claim that HAS NOT FILED a proof of Claim in accordance with the Bar Date Orders shall be barred from participating in this Plan or obtaining a distribution hereunder unless the Claim is an Allowed Claim listed in the Schedules and, if such holder of a Claim holds a prepetition Claim, such holder shall be barred from voting to accept or reject the Plan.

10.3. Objections to Claims.  As of the Effective Date, the exclusive right to object to the allowance of any Claim (to the extent the Claims Objection Deadline has not passed) is hereby reserved to the Merged Debtors. Unless otherwise ordered by the Bankruptcy Court, objections to Claims may be litigated to judgment, settled or withdrawn, as determined by the Merged Debtors in their sole discretion.

10.4. Claims Objection Deadlines.  For those Claims subject to the Bar Date of February 1, 2007, the Claims Objection Deadline shall be one Business Day prior to the date on which the Bankruptcy Court enters an Order approving the Disclosure Statement. For those Claims subject to any subsequently occurring Bar Dates, the Claim Objection Deadline shall be thirty (30) days after the applicable Bar Date. With respect to any Claim filed after the applicable Bar Date, the Claims Objection Deadline shall be thirty (30) days after such Claim is filed.

10.5. Disputed Claims.  Distributions shall not be made with respect to any Disputed Claim until Allowed by a Final Order. The Merged Debtors may establish the Disputed Claims Reserve upon the availability of funds (and, if necessary, subsequently increase the Disputed Claims Reserve from time to time) by reserving a percentage in cash (the “Reserve Percentage”) of the estimated amount, based upon the good faith estimation of the Debtors or the Merged Debtors, of all such Disputed Claims equal to the anticipated Distribution Percentage for similarly classified Claims or as otherwise ordered by the Bankruptcy Court. Without further Order, the Merged Debtors may eliminate the portion of the Disputed Claims Reserve attributable to any Claim upon its disallowance or other resolution and may, if necessary, increase the Disputed Claims Reserve from time to time. Distributions with respect to Disputed Claims that become Allowed Claims shall be made within twenty (20) days after such allowance in an amount equal to the sum of those distributions that would have been made on account of such Claim on all previous Distribution Dates, and the Disputed Claims Reserve shall be reduced accordingly.

ARTICLE 11.

THE CREDITORS’ COMMITTEE

11.1. Dissolution of Creditors’ Committee. From and after the Effective Date, the Creditors’ Committee shall be dissolved and shall have no further rights or obligations and the appointments of its members shall be terminated.

ARTICLE 12.

VESTING OF ASSETS

Except as otherwise explicitly provided in this Plan, on the Effective Date all of the Assets comprising the Estates shall revest in the Merged Debtors to the same extent such Assets were held by the Estates, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of Creditors and Interest holders (other than as expressly provided in this Plan). As of the Effective Date, the Merged Debtors may use, acquire, and dispose of property and settle and compromise Claims subject only to those restrictions expressly imposed by this Plan and the Confirmation Order and without further notice or Bankruptcy Court approval.

ARTICLE 13.

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF PLAN

13.1. Conditions to Confirmation. The following are conditions precedent to the occurrence of the Confirmation Date: (a) the entry of an Order finding that the Disclosure Statement contains adequate information with the meaning of section 1125 of the Bankruptcy Code and (b) the entry of a Confirmation Order in a form and substance reasonably acceptable to the Debtors.

13.2. Conditions to Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which must be waived or satisfied in accordance with the Plan:

(a) The Confirmation Order shall have been entered and become enforceable pursuant to Bankruptcy Rule 7052 and shall not be the subject of a stay under Bankruptcy Rule 7062 and shall authorize and direct the Merged Debtors to take all actions necessary or appropriate to enter into, implement, and consummate the instruments, releases, and other agreements or documents created in connection with the Plan;

(b) All Plan exhibits shall be in a form and substance reasonably acceptable to the Debtors and shall have been executed and delivered (to the extent applicable); and

(c) All actions, documents and agreements necessary to implement the Plan (to the extent required to be accomplished as of the Effective Date) shall have been effectuated or executed.

13.3. Waiver of Conditions. Each of the conditions set forth in the Plan may be waived in whole or in part by the Debtors, without any other notice to parties in interest or the Bankruptcy Court and without hearing. The failure to satisfy or waive any condition to Confirmation or the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

ARTICLE 14.

EFFECT OF PLAN CONFIRMATION

14.1. Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors and the Merged Debtors, all present and former holders of Claims and Interests, and their respective personal representatives, heirs, successors and assigns.
14.2. Avoidance Actions and Other Causes of Action. All Avoidance Actions, all Claims relating to post-Petition Date transactions under section 549 of the Bankruptcy Code, and all transfers recoverable under section 550 of the Bankruptcy Code are hereby waived and released as of the Effective Date, except to the extent that (a) an Avoidance Action is listed as preserved on Exhibit C hereto or (b) they may be asserted as defenses, setoffs, counterclaims, or as a bar to distribution under section 502(d) with respect to any Claim that would otherwise receive a distribution under the Plan.

14.3. Exculpation and Limitation of Liability. None of the Debtors, the Merged Debtors, the Designated Officers or the Exculpated Persons shall have or incur any liability to any Person for any act or omission on or after the Petition Date in connection with, related to, or arising out of the Chapter 11 Cases, including but not limited to all postpetition negotiations and/or sales of Assets and Residual Assets, the preparation, filing, negotiation, or formulation of the Disclosure Statement, the pursuit of approval of the Disclosure Statement, the preparation, filing, negotiation, or formulation of this Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the implementation or administration of the Plan or the property to be distributed under the Plan, except for fraud or willful misconduct, and any claim or cause of action relating to such act or omission shall be deemed released, except for: (i) any claim or cause of action against any Exculpated Person arising from the fraud or willful misconduct of that Exculpated Person or (ii) any claim or cause of action against any Professional arising from the gross negligence of that Professional. In all respects, the Exculpated Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan; provided, however, that nothing in this Plan shall, or shall be deemed to, release, affect, or limit any of the rights and obligation of the Exculpated Persons from, or exculpate the Exculpated Persons with respect to, any of the Exculpated Persons’ obligations or covenants arising pursuant to this Plan or the Confirmation Order.

14.4. Injunction. Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, all Entities that have held, hold or may hold a Claim or other debt or liability against any of the Debtors or Interest in any of the Debtors are permanently enjoined from taking any of the following actions against any of the Debtors, the Merged Debtors, the Designated Officers, the Exculpated Persons, the Assets or the Residual Assets on account of any such Claims or Interests: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a setoff or right of subrogation of any kind against any debt, liability or obligation due to any of the Debtors; or (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

14.5. Releases by Debtors. Except to the extent reserved on Exhibit C hereto, or as otherwise provided in the Plan or Confirmation Order, pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and applicable law, as of the Effective Date, in exchange for good and valuable consideration, each of the Debtors and the Estates shall unconditionally release, and hereby are deemed to have waived and released unconditionally, each of the Debtors and the current and former officers and directors of each Debtor, the Designated Officers, the Exculpated Persons, and GMAC from any and all Causes of Action and assertable Claims, debts, obligations, demands, liabilities, suits, judgments, damages, and rights, whatsoever (other than the right to enforce the obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way related to any of the Debtors, the Chapter 11 Cases, the Plan, the Disclosure Statement, any prepetition act or omission and/or the negotiation and sales of any of the Debtors’ Assets; provided, however, that this provision shall not operate as a waiver or release of any right that any party in interest may have to object to any Claim or any Interest and shall not otherwise operate as a waiver or release of any objection to Claims or Interests pending as of the Effective Date, regardless of whether such objection was brought by the Debtors or any other party in interest.

14.6. Releases by Certain Holders of Claims. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, each holder of a Claim who voted in favor of the Plan shall be deemed to unconditionally release and forever waive all Claims, debts, obligations, demands, liabilities, suits, judgments, damages, rights and causes of action, whosoever, other than the right to enforce the obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act, omission, transaction, event, or other occurrence respecting any of the Debtors or their Estates, or in connection with the Chapter 11 Cases, the Plan, the Disclosure Statement, the negotiation and/or sales of any of the Debtors’ Assets, or for any act or omission that occurred or could have occurred on or prior to the Effective Date against any of (a) the Debtors or the Merged Debtors, (b) the Creditors’ Committee, except for any claim arising from gross negligence or willful misconduct, (c) each member of the Creditors’ Committee, except for any claim arising from gross negligence or willful misconduct, (d) the current or former officers, directors, and employees of any of the Debtors or the Merged Debtors; (e) the Designated Officers; and (f) the Exculpated Persons. For the avoidance of doubt, nothing in this Plan or the Disclosure Statement shall affect the right to receive a distribution under the Plan of any Creditor or Interest holder who votes to reject the Plan or who fails to vote on the Plan or who otherwise objects to the Plan.

14.7. Substantial Contribution of Debtors’ Officers. William F. Garrett, William H. Hardman, Jr., and Donald C. Walker, officers of each of the Debtors (collectively, the “Officers”), have served during the Debtors’ Chapter 11 Cases as officers of the Debtors and shall serve, as of the Effective Date, as Designated Officers of the Merged Debtors as set forth in the Plan. In such capacities, each of the Officers has made, and will continue to make, substantial contributions to the success of the Debtors’ Chapter 11 Cases. Such contributions serve as consideration for the releases and injunctions which benefit, among other persons, the Officers, as set forth in Sections 14.3, 14.4, 14.5 and 14.6 of the Plan.

14.8. Senior Notes and Indenture.

14.8.1.  Indenture. The Merged Debtors shall have no obligation under the Indenture or the Senior Notes from and after the Effective Date except for the obligation to make distributions to the Indenture Trustee with respect to Senior Note Claims.

14.8.2.  Indenture Trustee’s Charging Lien. The right of the Indenture Trustee to (a) be paid as contemplated by the Indenture, (b) assert a Lien against distributions to holders of Senior Note Claims (the “Charging Lien”), and (c) be indemnified under the Indenture, and, to the maximum extent thereunder or under this Plan, to be released from liability, shall continue after the Effective Date.

14.8.3. Payment of the Indenture Trustee’s Fees. The Indenture Trustee’s reasonable documented fees and expenses, as contemplated by the Indenture, shall be paid, up to an aggregate of $100,000.00, by the Merged Debtors as an Administrative Expense on the Effective Date, provided, however, that any dispute as to the amount of those fees may be presented to the Bankruptcy Court for resolution.

ARTICLE 15.

MISCELLANEOUS

15.1. Payment of U.S. Trustee’s Fees.  All fees payable pursuant to 28 U.S.C. § 1930 incurred after the Effective Date shall be paid by the Merged Debtors when due until the entry of a Final Decree closing the Chapter 11 Cases.

15.2. No Admission Against Interest.  Neither the filing of this Plan, the Disclosure Statement, nor any statement contained therein, is or shall be deemed an admission against interest. In the event that this Plan is not consummated, neither this Plan, the Disclosure Statement nor any statement contained herein or therein may be used or relied upon in any manner in any suit, action, proceeding or controversy within or outside the Bankruptcy Court against the Debtors or any of their respective former or present officers, directors or Interest holders.

15.3. Post-Confirmation Notice. Pursuant to Bankruptcy Rule 2002 and any applicable local Bankruptcy Rules, notice of all post-Confirmation matters for which notice is required to be given shall be deemed sufficient if served upon the Designated Officers, counsel for the U.S. Trustee’s Office, counsel to the Merged Debtors, and all persons on the Debtors’ Bankruptcy Rule 2002 service list. With the exception of the Merged Debtors and the United States Trustee, any Person desiring to remain on the Bankruptcy Rule 2002 service list in these Chapter 11 Cases shall be required to file a request for continued service and to serve such request upon counsel to the Merged Debtors within thirty (30) days subsequent to the Effective Date. Persons shall be notified of such continued notice requirements in the notice of entry of the Confirmation Order. Persons who do not file a request for continued service as set forth herein shall be removed from the Bankruptcy Rule 2002 service list.

15.4. Plan Modification.  This Plan may be altered, amended or modified before or after the Confirmation Date in accordance with section 1127 of the Bankruptcy Code.

15.5. Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization or liquidation. If the Debtors revoke or withdraw the Plan or if Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain Claims or Classes of Claims), assumption or rejection of Executory Contracts affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interest in, any of the Debtors or any other person; (ii) prejudice in any manner the rights of any of the Debtors or any other Person; or (iii) constitute an admission of any sort by any of the Debtors or any other such Person.

15.6. Setoff Against Claims. The Debtors or the Merged Debtors may set off against any Claim, and the payments made pursuant to this Plan in respect of such Claim, any claims of any nature whatsoever that any of the Debtors may have against the holder of the Claim, but neither the failure to do so nor the allowance of such Claim shall constitute a waiver or release by the Debtors of any claims or rights against the holder of the Claim. Any payment in respect of a disputed, unliquidated or contingent Claim shall be returned promptly to the Merged Debtors in the event and to the extent such Claims are determined by the Bankruptcy Court or any other court of competent jurisdiction not to be Allowed Claims. Confirmation of this Plan shall bar any right of setoff claimed by a Creditor unless such Creditor filed, prior to the Confirmation Date, a motion for relief from the automatic stay seeking the authority to effectuate such a setoff right. All defenses of any of the Debtors or the Merged Debtors with respect to any such motion are hereby preserved.

15.7. Further Action.  The Debtors or the Merged Debtors are authorized to take any action necessary or appropriate to execute the provisions of this Plan.

15.8. Professional Fee Claim Bar Date. Any and all applications for the final allowance of Professional Fee Claims shall be filed with the Bankruptcy Court and served upon counsel to the Merged Debtors, counsel to the Creditors’ Committee, the U.S. Trustee, the Designated Officers, and all parties on the Debtors’ Bankruptcy Rule 2002 service list on or before the date which is thirty (30) days after the Effective Date. From and after the Effective Date, the Merged Debtors shall be entitled to pay any and all professional fee claims of the Professionals of the Merged Debtors for services rendered after the Effective Date without the need for submission of an application for such fees under section 330 of the Bankruptcy Code or further Order of the Bankruptcy Court.

15.9. Severability of Plan Provisions. If, prior to the Confirmation Date, any term of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors or the Merged Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

15.10. Cramdown. To the extent any Impaired Classes of Claims or Interest holders entitled to vote on the Plan votes to reject the Plan, the Debtors reserve the right to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to such Class(es).

ARTICLE 16.

RETENTION OF JURISDICTION

Notwithstanding Confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(a) To determine the allowability, classification or priority of Claims upon objection by the Debtors, the Merged Debtors, or any other party in interest entitled to file an objection, and the validity, extent, priority and nonavoidability of consensual and nonconsensual Liens and other encumbrances;

(b) To issue injunctions or take such other actions or make such other Orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order or any other Order, and to issue such Orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein;

(c) To protect the Assets of the Debtors, the Merged Debtors and the Estates from Claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning Liens, security interests or encumbrances on any property of the Debtors or the Merged Debtors;

(d) To determine any and all applications for allowance of Professional Fee Claims and any dispute related to Professional Fee Claims of the Professionals of the Merged Debtors arising after the Effective Date;

(e) To the extent necessary or desirable, to determine any Priority Wage Claims, Priority Employee Benefit Claims, Priority Tax Claims, Administrative Claims, or any other request for payment of Claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(f) To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the Confirmation Order and the making of distributions hereunder;

(g) To determine any and all motions related to the rejection, assumption or assignment of Executory Contracts;

(h) To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Chapter 11 Cases, including any remands;

(i) To enter a Final Decree closing the Chapter 11 Cases;

(j) To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(k) To issue such Orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(l) To the extent necessary or desirable, to determine any state, local and federal tax liability pursuant to sections 346, 505 and 1146 of the Bankruptcy Code;

(m) To enter and implement such Orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(n) To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(o) To resolve any dispute or matter arising under or in connection with any Order;

(p) To authorize sales of Assets as necessary or desirable and resolve objections, if any, to such sales;

(q) To hear and resolve Causes of Action and Avoidance Actions, if any;

(r) To resolve any disputes concerning any release of a non-debtor hereunder or the injunction against acts, employment of process or actions against such non-debtor arising hereunder;

(s) To the extent necessary or desirable, to approve any distributions, or objections thereto, under the Plan;

(t) To approve any Claims settlement entered into or offset exercised by the Debtors or the Merged Debtors for which such approval is sought;

(u) To oversee any dispute concerning improper or excessive draws under letters of credit issued for the account of the Debtors; and

(v) To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code.

REQUEST FOR CONFIRMATION

The Debtors request confirmation of this Plan in accordance with section 1129(a) and/or section 1129(b) of the Bankruptcy Code.

REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Debtors have executed this Joint Plan of Liquidation Proposed by Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc., dated April ___, 2007.

DELTA MILLS, INC.

By: /s/ William F. Garrett
Name: William F. Garrett
Title: President and Chief Executive Officer

By: /s/ William H. Hardman, Jr.
Name: William H. Hardman, Jr.
Title: Executive Vice President and
Chief Financial Officer

By: /s/ Donald C. Walker
Name: Donald C. Walker
Title: Executive Vice President and
Chief Operating Officer

DELTA WOODSIDE INDUSTRIES, INC.

By: /s/ William F. Garrett
Name: William F. Garrett
Title: President and Chief Executive Officer

By: /s/ William H. Hardman, Jr.
Name: William H. Hardman, Jr.
Title: Executive Vice President and
Chief Financial Officer

By: /s/ Donald C. Walker
Name: Donald C. Walker
Title: Executive Vice President and
Chief Operating Officer

DELTA MILLS MARKETING, INC.

By: /s/ William F. Garrett
Name: William F. Garrett
Title: President and Chief Executive Officer

By: /s/ William H. Hardman, Jr.
Name: William H. Hardman, Jr.
Title: Executive Vice President and
Chief Financial Officer

By: /s/ Donald C. Walker
Name: Donald C. Walker
Title: Executive Vice President and
Chief Operating Officer

EXHIBIT A

BIDDING PROCEDURES

Pursuant to the Joint Plan of Liquidation Proposed by Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc. (the “Plan”), the following overbidding procedures (the “Overbidding Procedures”) shall govern the sale (the “Sale”) and competitive bidding process applicable to the sale of all or substantially all of the Residual Assets of Delta Mills, Inc., as the surviving corporation of certain mergers with Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc. (the “Merged Debtors”) (other than sales governed by the Miscellaneous Asset Sales Procedures), the proceeds of which shall be distributed according to the terms and conditions of the Plan:

I. Selection of a Stalking Horse Bid

The Merged Debtors may elect to establish a “stalking horse” bidder or bidders (the “Stalking Horse Bidder or Bidders”) by executing an asset purchase agreement with such bidders (the “Stalking Horse Agreement”). The Merged Debtors will submit any such choice to the Court for approval at a hearing (the “Designation Hearing”) and will also request at the Designation Hearing approval of certain Bid Protections as recommended by the Designated Officers.

II. Overbidding Procedures

Within five (5) Business Days after the approval of the Stalking Horse Bid or Bids at the Designation Hearing, the Merged Debtors shall distribute a notice of an Auction, along with a copy of any Stalking Horse Agreements, to all parties who, in the Merged Debtors’ discretion, may be interested in participating in the Auction (the “Overbidding and Auction Notice”). During the Overbidding Period, which shall be a period of ten (10) days from the service of the Overbidding and Auction Notice, or at such earlier or other time as the Court permits, the Merged Debtors will consider any qualifying bids that are higher and better than the relevant Stalking Horse Bid (each, an “Overbid”). Ultimate approval of the Stalking Horse Agreements, if any, will be subject to the Merged Debtors’ consideration of qualified Overbids.

The following requirements must be satisfied for a Bidder to submit an “Overbid”:

a.	Bid Deadline and Requirements for Overbids

An Overbid must be submitted on or before the Overbid Deadline, which shall be set forth in the Sale Notice and Overbidding and Auction Notice, via electronic mail, to the following:

(i)	Leon Szlezinger, Chief Designated Officer, at lszlezinger@mesirowfinancial.com;

(ii)	William F. Garrett, Designated Officer, at bgarrett5@verizon.net;

(iii)	William H. Hardman, Jr., Designated Officer, at bill.hardman@deltamills.com;

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(iv)	Donald C. Walker, Designated Officer, at don.walker@deltamills.com;

(v)	Robert J. Dehney, Morris, Nichols, Arsht & Tunnell, LLP, at rdehney@mnat.com; and

(vi)	Eric Amstutz, Wyche Burgess Freeman & Parham, P.A., at eamstutz@wyche.com;

b.	Required Terms
An Overbid must, at a minimum, comply with the following requirements:

(i)	The Overbid must be received by the Overbid Deadline;

(ii)
The Initial Overbid Amount shall exceed the Purchase Price or that portion of the Purchase Price attributable to the relevant Assets by a percentage of the Purchase Price to be determined by the Designated Officers, approved by the Bankruptcy Court at the Designation Hearing, and described in the Overbidding and Auction Notice;

(iii)
Thereafter, Overbids shall increase by a minimum Overbid Increment to be determined by the Designated Officers, approved by the Bankruptcy Court at the Designation Hearing, and described in the Overbidding and Auction Notice;

(iv)
The Overbid must be in writing and include a copy of the relevant Stalking Horse Agreement as a form, marked-up to show any revisions required by the Qualified Party to consummate the Sale (a “Competing APA”), which Competing APA must be acceptable in form and substance to the Merged Debtors in its discretion, shall include a schedule of the particular assets proposed to be acquired thereunder, and otherwise be in compliance with the requirements of the Bankruptcy Code and applicable orders of this Bankruptcy Court (THE MERGED DEBTORS WILL ONLY CONSIDER BIDS FOR SOME OR ALL OF THOSE ASSETS LISTED IN THE SALE NOTICE, UNLESS OTHERWISE SET FORTH THEREIN);

(v)
The Overbid must be accompanied by copies of financial statements, letters of credit and/or any other documents or evidence reasonably satisfactory to the Merged Debtors demonstrating the Bidder’s ability to consummate the contemplated transaction;

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(vi)	The Overbid must not be conditioned on a Bidder’s ability to obtain financing;

(vii)	The Overbid must not be conditioned on the outcome of the due diligence by such Bidder;

(viii)
The Overbid must be accompanied by information and assurances satisfactory to the Merged Debtors that the Bidder can obtain all required consents, approvals and licenses to fulfill the terms, conditions and obligations under any and all related agreements;

(ix)
The Overbid must be accompanied by the provision of a certified or bank check, wire transfer, or letter of credit reasonably acceptable to the Merged Debtors in the amount of at least ten percent (10%) of the amount of the Overbid as a good faith deposit, to be held in escrow and credited to the closing payment if the Bidder is ultimately determined to be the Successful Bidder or to be returned to the bidder otherwise (except as otherwise provided in the Competing APA) (the “Good Faith Deposit”);

(x)	The Overbid must state that it has been approved (subject to stated conditions) by any, and all, governing bodies or investors (e.g., board of directors or minority partners);

(xi)
The Overbid must state that it is made by the principals of the Bidder, and not by any person acting as agent for another, whether the principals are disclosed or undisclosed; however, a Bidder may appoint a representative to act on its behalf in connection with the Overbid; and

(xii)
Except as otherwise provided with respect to the Stalking Horse Bidder or as otherwise ordered by the Bankruptcy Court, no Bidder shall be entitled to reimbursement of its costs, expenses or professional fees incurred in connection with the Sale and competitive bidding process for the Assets, including formulation and submission of any bid or any due diligence efforts.

The Merged Debtors and their advisors will evaluate the Overbids submitted and determine whether to deem any such Overbid a “Qualified Bid” and invite the Bidder to participate in the Auction. Overbids will be evaluated on the basis of (i) the indicated purchase price, (ii) the Bidder’s financial capacity to consummate a transaction if selected as the Successful Bid, (iii) the extent and type of requested changes to the Stalking Horse Agreement, (iv) the Bidder’s ability to expeditiously consummate the transaction if selected as a Successful Bid, and (v) other factors deemed appropriate in the Merged Debtors’ discretion. The Merged Debtors will select those Overbids that they consider to be Qualified Bids on or before the commencement of the Auction, provided, however, that the Merged Debtors reserve the right to select such Qualified Bids at an earlier date or to reject any Overbid as insufficient, and further provided, however, that, if no other Qualified Bid is received (other than that of the Stalking Horse Bidder), the Merged Debtors shall have no obligation to conduct an Auction.

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In the event Qualified Bids are received, an auction (the “Auction”) of the assets will be held on the next business day following the Overbidding Deadline at the offices of Morris Nichols Arsht & Tunnell LLP, 1201 North Market Street, Wilmington, Delaware 19801, or such other location determined by the Merged Debtors, at which Auction the Merged Debtors may select the highest and best Qualified Bid for the relevant asset(s) as a Successful Bid. ALL SALE(S) SHALL BE SUBJECT TO THE APPROVAL OF THE BANKRUPTCY COURT.

Only the Stalking Horse Bidder, parties who submit Qualified Bids prior to the Overbid Deadline, the Designated Officers, and the professionals of the foregoing (including that of the Merged Debtors) shall be entitled to attend and be heard at the Auction. In order to bid at the Auction, a Qualified Party must be physically present at the Auction unless otherwise agreed by the Merged Debtors in their sole discretion.

During the Auction, bidding shall (i) begin with the Qualified Bid of the Stalking Horse Bidder; (ii) continue with the first overbid increment set over and above the Purchase Price as applicable, and (iii) continue thereafter in minimum increments higher than or equal to the minimum Overbid Increment.

Unless otherwise agreed to by the Merged Debtors, in their discretion, all participants will be permitted equal time, to be determined by the Merged Debtors, in which to respond to the previous bid at the Auction and, at the expiration of such time (unless extended), the Auction shall conclude.

Prior to concluding the Auction, the Merged Debtors shall (i) review each bid, if any, on the basis of its financial and contractual terms and the factors relevant to the sale process and the best interest of the Estates and the Merged Debtors’ stakeholders, including, without limitation, those factors affecting the speed and certainty of consummating a sale transaction(s) and (ii) determine and identify the highest or best bid (defined as the “Successful Bid”) and the next highest or otherwise best offer, if any, after the Successful Bid (the “Next Highest Bid”). Any bid submitted after the conclusion of the Auction shall not be considered for any purpose. There may be more than one Successful Bidder for the assets but only one Successful Bidder for any particular asset.

Immediately prior to the adjournment of the Auction, the bidder or bidders making the Successful Bid or Bids (defined as the “Successful Bidder(s)”), if any, shall complete and sign all agreement(s), contract(s), instrument(s) or other document(s) evidencing and containing the terms and conditions upon which such bid was made, if it has not already done so.

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The Merged Debtors reserve the right to reject at any time prior to the entry of an Order approving a sale of the assets, any offer which the Merged Debtors deem to be (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of Bankruptcy Procedure of the United States Bankruptcy Court for the District of Delaware, or the terms and conditions of the Sale set forth herein, or (iii) contrary to the best interests of the Estates and the Merged Debtors’ Creditors. The Merged Debtors will have no obligation to accept or submit for Bankruptcy Court approval any offer presented prior to or at the Auction.

III.  The Sale Hearing

(A)The hearing on the approval of the Sale (the “Sale Hearing”) to the Successful Bidder shall be conducted by the Bankruptcy Court on the next regularly scheduled hearing date or at such earlier time as the Bankruptcy Court permits. Closing shall take place not later than such date as may be set forth in the APA submitted by the Successful Bidder, or as soon thereafter as reasonably practicable.

(B)Subject to Bankruptcy Court approval following the Auction, the Successful Bidder shall purchase the Assets, free and clear of all liens, claims and encumbrances, pursuant to the Plan and the corresponding order of the Court approving the Sale (if applicable) (having purchased the Assets, the “Purchaser”).

(C)Following the Sale Hearing approving the sale of the Assets to the Successful Bidder (if applicable) or following selection of the Successful Bidder, if such Successful Bidder fails to consummate an approved Sale because of a breach or failure to perform on the part of such Successful Bidder, the next highest or otherwise best Qualified Bid, as chosen at the Auction and disclosed at the Sale Hearing (if applicable), will be deemed to be the Successful Bid and the Merged Debtors will be authorized, but not required, to consummate the Sale with the Qualified Bidder submitting such bid without further Order. In such case, the Successful Bidder’s Good Faith Deposit shall be forfeited to the Merged Debtors, and the Merged Debtors specifically reserve the right to seek all available damages from the defaulting Successful Bidder.

(D)Any Sale of the Assets shall be without representation or warranties of any kind, nature or description by the Merged Debtors or the Estates, except as provided in the purchase agreement between the Merged Debtors and the Purchaser. All of the Assets shall be transferred “as is.” THE MERGED DEBTORS EXPRESSLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE NATURE, QUALITY, VALUE OR CONDITION OF ANY ASSET.

IV. Bid Protection

Unless otherwise ordered by the Bankruptcy Court, if the Merged Debtors establish a Stalking Horse Bidder that is not the Successful Bidder at the Auction, the Merged Debtors may, in their discretion, agree to pay to such Stalking Horse Bidder a bid protection (the “Bid Protection”) in an agreed amount not to exceed three percent (3%) of the cash portion of its Qualified Bid; provided however, that the Stalking Horse Bidder shall not be entitled to the Bid Protection unless it waives in writing conditions to its closing of the Sale, including due diligence and financing contingencies, other than the entry of the Sale Order and delivery of closing certificates, on the business day prior to the Auction.

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V. Procedures Governing Good Faith Deposits

(A) All Good Faith Deposits shall be subject to the jurisdiction of the Bankruptcy Court and shall be returned by the Merged Debtors as soon as reasonably practicable after the closing of the Sale, unless otherwise provided in the applicable APA; provided, however, that if the Successful Bidder fails to consummate an approved Sale because of a breach or failure to perform on the part of such Successful Bidder, such Successful Bidder’s Good Faith Deposit shall be forfeited to the Merged Debtors, and the Merged Debtors specifically reserve the right to seek all available damages from the defaulting Successful Bidder.

(B)All Good Faith Deposits shall be held, subject to the provisions of these Bidding Procedures, by counsel for the Merged Debtors or, in the Merged Debtors’ discretion, by a third-party escrow agent (either, a “Custodian”) in a segregated non-interest bearing bank account. In the event of a dispute concerning the Merged Debtors’ right to retain any Good Faith Deposit, the Custodian shall have no liability to any bidder for the failure to return such Good Faith Deposit to the bidder, and the bidder’s sole remedy shall be to seek relief from the Bankruptcy Court to compel the return of the Good Faith Deposit; provided, however, that nothing in the Plan or these Bidding Procedures shall waive, release or restrict any right or remedy of any person arising from the wrongful disbursement or loss of any Good Faith Deposit.

VI. No Expense Reimbursement

Except as otherwise provided with respect to the Stalking Horse Bidder or as otherwise ordered by the Bankruptcy Court, no bidder shall be entitled to reimbursement of its costs, expenses or professional fees incurred in connection with the Sale and competitive bidding process for the Assets, including formulation and submission of any bid or any due diligence efforts.

VII. Reservation of Rights

The Merged Debtors reserve their rights to: (i) impose at or before the Auction such other and additional terms and conditions as may be in the interest of the Estates and their creditors; (ii) extend the deadlines set forth in the Plan and/or these Bidding Procedures; (iii) adjourn the Auction at or before the Auction; (iv) adjourn the Sale Hearing without further notice by making an announcement in open Court or by the filing of a hearing agenda pursuant to Bankr. D. Del. L.R. 9029-3; and (v) withdraw from the Auction any or all of the Assets at any time prior to or during the Auction or cancel the Auction.

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EXHIBIT B

EXECUTORY CONTRACT SCHEDULE

The Debtors intend to file the Executory Contract Schedule no later than five (5) days prior to the hearing to approve the Disclosure Statement.

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EXHIBIT C

PRESERVED CAUSES OF ACTION

The Debtors intend to file a list of the Preserved Causes of Action no later than five (5) days prior to the hearing to approve the Disclosure Statement.

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